As filed with the Securities and Exchange Commission on May 7, 2003 Registration No. 333-104704

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________

                          PRE-EFFECTIVE AMENDMENT NO. 1
                                      TO
FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_______________

Alternate Marketing Networks, Inc.
(name of small business issuer in its charter)

            Delaware                      7310                 38-2841197

 (State or jurisdiction of (Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code Number)Identification No.)

13155 Noel Road, 10th Floor
Dallas, TX 75240
(972) 720-3500
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Adil Khan
Chief Executive Officer
Alternate Marketing Networks, Inc.
13155 Noel Road, 10th Floor
Dallas, TX 75240
(972) 720-3500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

_______________

Copies to:
Greg R. Samuel
Haynes and Boone, LLP
901 Main Street
Suite 3100
Dallas, TX 75202
(214) 651-5000

_______________

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
_____________________________________________________________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
_____________________________________________________________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
_____________________________________________________________________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
_____________________________________________________________________________

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                       CALCULATION OF REGISTRATION FEE
Title of each     Number of Units/Shares     Proposed           Proposed          Amount of
class of securities  to be registered   maximum offering    maximum aggregate  registration fee2
to be registered                           price per unit     offering price

Common stock, par value   2,474,039            $0.25            $618,509.75         $50.04
 $0.01 per share

  	Estimated under Rule 457(c) under the Securities Act of 1933 solely for the purpose of calculating the registration fee based on the average of the bid and asked price of our common stock on April 17, 2003.

2	Previously paid in connection with our original filing on April 23,
2003.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



                SUBJECT TO COMPLETION, DATED	MAY 7, 2003

                                  PROSPECTUS

                      ALTERNATE MARKETING NETWORKS, INC.


                               2,474,039 Shares
                                 Common Stock

_____________________________________________________________________________

Alternate Marketing Networks, Inc. is selling no shares of common stock and the selling stockholder identified in this prospectus is selling 2,474,039 shares. We will not receive any of the proceeds from the sale of the shares sold by the selling stockholder.

Our common stock is listed on the Over the Counter Bulletin Board under the symbol "ALTM.OB." The last reported bid price on May 5, 2003 was $0.21 per share and the last reported ask price was $0.29 per share.

_____________________________________________________________________________
                INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                   SEE "RISK FACTORS" BEGINNING ON PAGE 6.
_____________________________________________________________________________

                                                        Per Share     Total
     Public Offering Price                                   $           $
     Proceeds, before expenses, to Alternate Marketing       $           $
     Proceeds, before expenses, to the selling stockholder   $           $

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
_____________________________________________________________________________

The date of this prospectus is _____, 2003.



                            TABLE OF CONTENTS

                                                                       Page
     PROSPECTUS SUMMARY . . . . . . . . . . . . . . . . . . . . . . .    5
     RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . .    6
     USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . . .   12
     DILUTION . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
     SELLING STOCKHOLDERS . . . . . . . . . . . . . . . . . . . . . .   12
     PLAN OF DISTRIBUTION . . . . . . . . . . . . . . . . . . . . . .   13
     LEGAL PROCEEDINGS  . . . . . . . . . . . . . . . . . . . . . . .   14
     DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS . .   15
     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT .   17
     DESCRIPTION OF SECURITIES  . . . . . . . . . . . . . . . . . . .   19
     INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . .   20
     DESCRIPTION OF BUSINESS. . . . . . . . . . . . . . . . . . . . .   20
     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
      CONDITION AND RESULTS OF OPERATION. . . . . . . . . . . . . . .   22
     DESCRIPTION OF PROPERTY. . . . . . . . . . . . . . . . . . . . .   30
     CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS . . . . . . . . .   30
     MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS . . . .   31
     EXECUTIVE COMPENSATION . . . . . . . . . . . . . . . . . . . . .   32
     FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . .   32
     CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
      FINANCIAL DISCLOSURE  . . . . . . . . . . . . . . . . . . . . .   32
     LEGAL MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . .   32
     EXPERTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
     WHERE YOU CAN FIND MORE INFORMATION  . . . . . . . . . . . . . .   33
_______________

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted.


                                                            PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in the prospectus. It does not contain all the information you should consider. You should also read the more detailed information set out in this prospectus including the "Risk Factors" section and the Consolidated Financial Statements and Notes before making an investment.

Our Company

Alternate Marketing Networks, Inc. is a business services company serving Fortune 500 and middle market companies, through three complementary lines of business services: software implementation and support services; logistics process management; and advertising and marketing process management. We were originally organized with the mission to be a single source provider of marketing solutions. In 2000, we began expanding our services to take advantage of the wide use of internet technologies through building and acquiring online marketing businesses. In 2002, we significantly increased our technology service capabilities by acquiring Hencie, Inc., a Dallas-based information technology company specializing in enterprise software implementation and support services. With the completion of this acquisition in August 2002, we adopted a plan to leverage the core competencies of Hencie and its management with the existing infrastructure of Alternate Marketing. In 2002, we also reincorporated in Delaware. We currently have three operating segments based on our service offerings.

As used in this prospectus, unless the context requires otherwise, the terms we, us, our, and Alternate Marketing refer to the consolidated operations of Alternate Marketing Networks, Inc. and its direct and indirect wholly and majority owned subsidiaries, including Alternate Postal Direct, Inc., a Michigan corporation, Hencie, Inc., a Delaware corporation, Hencie Consulting Services, Inc., a Texas corporation, and National Home Delivery, Inc., an Illinois corporation, which also does business as USSPI.

Our Services

Technology

The technology segment provides software consulting, implementation, and support services related to Oracle Corporation's suite of enterprise business applications to help its customers improve their business performance by applying direct industry experience, expertise in Oracle technology, and our in-depth knowledge of business processes to create mission-critical business solutions for these companies. This segment also provides enterprise resource planning, supply chain management, customer relationship management, application integration, and enterprise portal services.

Logistics

The logistics segment delivers and tracks and verifies the delivery of various products, including telephone directories, and provides brokered transportation of various goods for national and regional companies. This segment's internet-based itrackdirectoriesSM system allows it to electronically monitor and update its customers on the delivery status of their products.

Advertising and Marketing

The advertising and marketing segment forms newspaper advertising networks and sells and places print advertising and advertising inserts in suburban newspapers for national advertisers. Customers of this segment are able to choose from approximately 1,100 newspapers in over 50 markets nationwide and may focus advertising on specific regions and demographic segments.


                              The Offering

Common stock offered by Alternate Marketing . . . . . . 0 shares

Common stock offered by the selling
Stockholders  . . . . . . . . . . . . . . . . . . . . . 2,474,039 shares

Common stock to be outstanding after
this offering . . . . . . . . . . . . . . . . . . . . . 9,895,878 shares

Use of proceeds . . . . . . . . . . . . . . . . . . . . We will not receive any proceeds from the sale of common stock offered by the selling stockholders.

Over the Counter Bulletin Board symbol  . . . . . . . . ALTM.OB

     The common stock to be outstanding after this offering is based on 9,895,878 shares outstanding as of April 17, 2003, which excludes:

- 1,540,000 shares of common stock issuable upon the exercise of outstanding stock options as of March 5, 2003 issued under our 1995 Long-Term Incentive and Stock Option Plan at a weighted average exercise price of $0.76 per share; and

- 1,474,039 shares held in the treasury.

Other Information

We were formed as a Michigan corporation in 1988. Our executive offices are located at 13155 Noel Road, 10th Floor Dallas, TX 75240 and our telephone number is (972) 720-3500. Our main website address is http://www.altmarknet.com. The information contained in our website is not a part of this prospectus.

Our logos are our registered service marks. Other service marks, trademarks and trade names referred to in this prospectus are the property of their respective owners.

                                RISK FACTORS

This prospectus contains forward-looking statements within the meaning of the securities laws. Actual results and performance and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of certain risks and uncertainties set forth below and elsewhere in this prospectus. You should carefully consider the following factors, the discussion under the caption "Cautionary Note on Forward-Looking Statements," and the other information in this prospectus before buying or selling any shares of our common stock. Our business, financial condition, and operating results could be materially adversely affected by any one or more of the following risk factors.
Although we have attempted to include a discussion of the material risks known to us as of the date of this prospectus, there may be additional risks that we do not presently know of or that we currently believe are immaterial that could also materially adversely affect Alternate Marketing. Alternate Marketing disclaims any obligation to update these factors or to announce publicly the results of any revisions to any of the risk factors or forward-looking statements contained in this prospectus to reflect any new information or future events or circumstances or otherwise.

We may not be able to fund our existing capital needs and may require additional funding sooner than anticipated.

 Our existing and anticipated capital needs are significant. Although we believe that our existing financing arrangements and estimated operating cash flows will be sufficient to fund our operations and working capital needs for at least the next 12 months, there can be no assurance that we will be able to fund our existing capital needs under our existing credit facilities or otherwise secure additional funding if necessary. In addition, changes in our operating plans, the acceleration or modification of our existing expansion plans, lower than anticipated revenues, increased expenses, potential acquisitions, or other events may cause us to seek additional financing sooner than anticipated, prevent us from achieving the goals of our business plan or expansion strategy, or prevent our newly acquired businesses, if any, from operating profitably. If we are unable to fund our existing capital needs under our existing credit facilities or otherwise unable to secure additional financing if necessary, our business could be materially adversely affected. See Management's Discussion and Analysis of Financial Condition and Results of Operation - Liquidity and Capital Resources.

Our operating results could be materially adversely affected by a failure to perform under any one or more significant contracts or a failure to collect any one or more significant accounts receivable because we are dependent upon a small number of total clients and contracts at any given time.

We derive a significant portion of revenue from large contracts for a limited number of clients at any given time. During fiscal year 2002, our largest client accounted for approximately 17% of net revenue, our second largest client accounted for approximately 17% of net revenue, and our largest five clients accounted for approximately 65% of net revenue. Our revenues could be materially adversely affected if we are unable to perform our obligations under any significant contract or fail to collect a significant account receivable, even if the failure to perform or collect is not our fault or due to circumstances beyond our control. We may not be able to perform our obligations under a contract because of software flaws, inaccurate project time or resource estimates, or issues related to the business or personnel of a client. Software often contains flaws, particularly when first introduced or when new versions, features, or enhancements are released. Despite our own internal testing and additional testing by clients, there can be no guarantee that third-party software or software developed or customized by us for clients will not contain serious defects or errors. Serious defects or errors could result in liability for damages, lost revenues, and delay or prevent us from performing our obligations under a contract.

In addition, many of our contracts are short-term and allow clients to reduce or terminate services without notice or incurring any penalty. If clients reduce or terminate services, our revenues may decrease and we could have to reallocate employees and resources to other projects in order to minimize the effects of the reduction or termination.

We are dependent on our relationships with software vendors.

Although we currently have marketing relationships and engage in joint marketing and sales activities with a number of software vendors, there can be no guarantee that we will be able to maintain these relationships or continue to engage in these activities with these software vendors. Software vendors may terminate these relationships and activities at any time. If we are unable to maintain marketing relationships or otherwise cease to enjoy the benefits of joint marketing and sales activities with our current software vendors or other software vendors, our ability to develop business and generate revenues could be materially adversely affected and our business, financial condition, and operating results could suffer.

We are also certified, accredited, licensed, or otherwise qualified by a number of software vendors to service their software products. A failure to maintain our existing certifications or qualifications with these software vendors or an inability to obtain new certifications or accreditations could exert a material adverse affect on our ability to develop business and generate revenues.

We also receive business leads and client referrals from a number of software vendors. However, software vendors are not required to refer business or clients to us and there can be no guarantee that we will continue to receive business leads or client referrals from these software vendors. If we cease to receive business leads or client referrals from our current software vendors or other software vendors, our business could be materially adversely affected.

We may not be successful in identifying and acquiring suitable acquisition candidates, which could impede our growth and our ability to compete.

Our business plan includes the regular and systematic evaluation and acquisition of other information technology consulting companies in new and existing markets. There can be no assurance, however, that we will successfully identify suitable acquisition candidates or that we will successfully consummate any acquisitions. We may not be able to predict whether or when any prospective acquisition candidates will become available or the likelihood that any acquisition will be completed once negotiations have commenced. We will also have to compete for acquisition and expansion opportunities with companies that have substantially greater resources and these companies may be able to outbid us for or otherwise be more attractive to these acquisition candidates. If we fail to execute our acquisition strategy, our revenues are likely to suffer and we may be unable to remain competitive.

We will need additional capital to support our growth.

Our business plan and acquisition strategies will require us to obtain additional financing within the next 12 months. We may not be able to obtain this financing when needed, on favorable terms, or at all. If we are unable to obtain adequate financing, we may be required to forego opportunities for growth or obtain funds by entering into financing agreements on undesirable terms, including agreements requiring us to pledge all of our assets or containing covenants that restrict our operations and our ability to incur further indebtedness. An inability to obtain adequate funding may also force us to curtail or close operations or sell some or all of our assets including our technology, logistics, and advertising and marketing operations.

Quarterly fluctuations and seasonality in our revenues attributable to the budget-driven demand cycles of clients may adversely affect our operating results and could lead to lower or volatile prices for our common stock.

Our revenues and operating results have fluctuated significantly from period to period in the past and we expect them to continue to fluctuate significantly from period to period in the future. Historically, our technology segment has experienced higher revenues during the first and second quarters and significantly lower revenues in the third and fourth quarters. As a result, the results for one period may not be indicative of results for other periods. We believe that this seasonality can be attributed to the timing of contracts and orders, technology spending conditions, major software deployments, and the budget restrictions and cycles of clients, most of whom have calendar-based fiscal years and as a result are more likely to incur the expenses related to software systems and our implementation services during the first half of the year. The timing of contracts and orders results in significant fluctuations in our quarterly results as a result of the revenues and expenses associated with each client or contract. We expect this seasonality to continue to be a factor in our results of operations. If we are unable to predict the cyclical client demand in a slower growth or distressed economic environment, expenses may be disproportionate to revenues and our stock price may be adversely affected. These quarterly fluctuations and seasonality may also cause our operating results to fall below the expectations of securities analysts and investors, which could cause our stock price to fall.

Our operating results may also fluctuate significantly because of several other factors, including successful and unsuccessful acquisitions, if any, profitability of newly acquired businesses, if any, increases or decreases in revenues, general economic conditions, consumer confidence in the economy, changes in consumer preferences, and competitive factors. See Management's Discussion and Analysis of Financial Condition and Results of Operation - Seasonality and Other Business Fluctuations.


We may be unable to accurately forecast revenue and to match revenue and expenditures appropriately.

Information technology spending levels cannot be predicted with certainty and are subject to general economic conditions, consumer confidence in the economy, changes in consumer preferences, and competitive factors beyond our control. This uncertainty may reduce the overall number of projects available for bid and result in project deferrals, project scope reductions, or limited follow-on projects for existing clients. This environment adds greater risk and uncertainty to our revenue forecasts and to our business plans that are based upon these forecasts. If we are unable to predict the client demand cycles or plan accordingly in a slower growth or distressed economic environment, expenses may be disproportionate to revenues and our stock price may be adversely affected.

The loss of one or more members of management or key personnel could adversely affect our operations and could lead to loss of clients and proprietary information.

Our business, success, growth, operating results, and profitability are dependent upon the skills, experience, efforts, performance, and abilities of members of management and other key personnel. We depend upon members of management and key personnel, including key sales personnel, to generate new business and service new and existing clients. Most members of management and key personnel are employed by us pursuant to employment agreements and are subject to non-competition, confidentiality, and non-solicitation agreements with us. However, if any members of management or key personnel were to leave us or we were unable to enforce our existing agreements with these personnel, our business, success, growth, operating results, and profitability could suffer. If we lose any key personnel, we may also be unable to prevent the unauthorized disclosure or use of our technical knowledge, practices, procedures, or client lists by the former personnel. Disclosure or use of this information could harm our business.

We may face substantial competition in attracting and retaining qualified personnel, and may be unable to grow our business if we cannot attract and retain qualified personnel.

Our success will depend to a significant degree upon our ability to attract and retain highly qualified and experienced personnel who possess the skills and experience necessary to satisfy our business and client service needs. These personnel may be in great demand, particularly in certain geographic areas, and are likely to remain a limited resource for the foreseeable future. Our ability to attract and retain employees with the requisite experience and skill depends on several factors including, our ability to offer competitive wages, benefits, and professional growth opportunities. To attract and retain these individuals, we will be required to invest a significant amount of time and money. Many of the companies with which we will compete for experienced personnel have greater financial resources and name recognition than us. In addition, an important component of overall compensation for our personnel will be equity. If our stock price does not increase over time, it may be more difficult to retain personnel who have been compensated with stock awards or options. We have in the past experienced difficulty in recruiting sufficient numbers of qualified information technology and sales personnel. The inability to attract, train, and retain experienced personnel could have a material adverse effect on our business.

Because we are significantly smaller and less established than a majority of our competitors, we may lack the financial resources necessary to compete effectively and sustain profitability.

We operate in competitive, fragmented industries and compete for clients with a variety of larger and smaller companies that offer similar services. These industries are subject to rapid technology changes and are significantly affected by new products and services and the marketing activities of industry participants, which may often be beyond our control. Due to the nature of our business, we compete with companies in the technology consulting and advertising and marketing industries. Although we primarily compete directly with management consulting firms and, to a lesser extent, with information technology outsourcing companies, we also compete directly and indirectly with a great number of other consulting and advertising and marketing companies. Many of these competitors are more established, offer more services and features, and have a greater number of clients, locations, and employees and significantly greater financial (based on total assets and annual revenues), technical, marketing, public relations, name recognition, and other resources than us.

We also expect to experience increased competition from new entrants into the market. We may be unable to compete with full-service consulting companies, including the consulting divisions of large international accounting firms, if these companies decide to enter into the information technology professional services market, because these companies may be able to offer clients a wider range of services than us. This increased competition may result in pricing pressures, loss of market share or loss of clients, any of which could have an adverse effect on our business, financial condition, operating results, and cash flows. See Description of Business - Competition.

The legal dispute with Hencie.Com, Inc. and Paul A. Tanner and the legal fees and expenses incurred in connection with this dispute could materially adversely affect Alternate Marketing.

Although we intend to vigorously contest the claims of Hencie.Com and Mr. Tanner totaling $2 million and pursue any counterclaims that may be available, the business, financial condition, and operations of Alternate Marketing could be materially adversely affected by an outcome that is adverse to Alternate Marketing, including any subsidiary of Alternate Marketing, with respect to any of these claims, the legal fees and expenses associated with investigating, contesting, and defending against these claims (whether or not these claims are successfully pursued by Hencie.Com or Mr. Tanner), and the diversion of management's time and resources in connection with any such investigation, contest, or defense. See discussion of Legal Proceedings.

Our insurance policies may not be adequate.

The systems which we implement are complex and may contain unknown or undetected flaws or errors. Errors are frequently found during the period immediately following implementation. Although we attempt to create systems that are error-free and to resolve promptly any errors that are discovered, there can be no assurance that problems will not arise or that problems will be resolved in a timely manner, to the client's satisfaction, or at all. Errors may result in delays in client acceptance, lost revenues, or in litigation, and could be materially detrimental to our business reputation. Although we have errors and omissions insurance, such insurance may not cover every event or circumstance or instance of malfunction and coverage, if available, may be insufficient to save us harmless from all loss. In addition, in almost all instances coverage will require payment of a deductible that could be material in dollar amount.

If we are unable to master and rapidly implement third-party software, our business could suffer.

Our clients use software from a variety of third-party software vendors.
If we are unable to master and rapidly implement this software in a fully functional manner, we may experience delays or other difficulties that could prevent us from developing, introducing, and marketing services related to this software and in some cases prevent us from performing under our contracts.

If we fail to identify and successfully integrate the latest technologies into our service offerings or otherwise keep up with an evolving industry, we may not be able to compete successfully for clients.

We intend to provide services that employ the latest technologies. If we fail to identify the latest technologies or fail to successfully integrate these technologies into our service offerings, our reputation and ability to compete for clients could suffer. If we cannot compete successfully for clients, revenues may decrease. In addition, projects do not involve the latest and most advanced technologies typically generate lower fees and revenues. Because the information technology market changes rapidly, some of the most important challenges facing us will be the need to:

- effectively use advanced technologies;

- continue to develop strategic and technical expertise;

- influence and respond to emerging industry standards and other technological changes; and

- develop new services that meet changing client needs.

All of these challenges must be met in a timely and cost-effective manner. If we do not succeed in effectively meeting these challenges, our business could suffer.

Changes in technology spending or the rate of adoption of advanced information technologies could negatively impact our operating results.

The success of our business and operating results is dependent upon technology spending by consumers, including information technology companies in the regions in which we operate. We market our services primarily to companies that want to adopt information technologies in order to provide or improve return on investment or help provide a sustainable competitive advantage. If software products become less desirable or competitive in the marketplace and companies decide not to integrate the latest technologies into their businesses, or technology spending otherwise decreases, the demand for our implementation services could decrease and our business, financial condition, operating results, and cash flows could be materially adversely affected. Our business could also be materially adversely affected by general economic conditions, terrorist attacks, or the resulting cancellation or delay of software product offerings, technology adoption or implementation, demographic trends, consumer confidence in the economy, and changes in the overall technology and software industries.

The price of our common stock has been highly volatile and may continue to be highly volatile, which may adversely affect your ability to sell your shares and our ability to raise additional capital.

A public market for our common stock has existed since 1995. The price of our common stock has been highly volatile and may continue to be highly volatile. For instance, from October 3, 2002 through December 31, 2002, our common stock traded from a low of $0.26 to a high of $0.75 per share. The price of our common stock has experienced and may continue to experience significant volatility in response to many factors, some of which are beyond our control and may not even be directly related to us, including:

- Changes in financial estimates or recommendations by securities analysts regarding us or our common stock;

- Our performance and the performance of our competitors and other companies in the technology or marketing sectors;

- Quarterly fluctuations in our operating results or the operating results of other companies in the technology or marketing sectors;

- Additions or departures of key personnel;

- The trading volume of our common stock;

- General economic conditions and their effect on the technology or advertising and marketing sectors in general; and

- Competition, natural disasters, acts of war or terrorism or other developments affecting us or our competitors.

In addition, in recent years the stock market has experienced extreme price and volume fluctuations, which have often been unrelated or disproportionate to the operating performance of particular companies. This volatility has significantly affected, and may continue to affect, the price of our common stock and may adversely affect your ability to sell your shares and our ability to raise additional capital. See Market for Common Equity and Related Stockholder Matters.

There may be sales of substantial amounts of our common stock in the near future, which could cause our stock price to fall and could impair our ability to raise additional capital, even if our business is doing well.

As of April 15, 2003, approximately 2,474,039 shares (or 25%) of our outstanding common stock were held by a single stockholder. We are obligated, subject to exceptions and limitations, under an agreement with this stockholder to identify persons willing to purchase blocks of these shares at a 15% discount from the current market price and to help this stockholder sell these shares until this stockholder has sold all of these shares or other conditions have been satisfied. This stockholder is not subject to a lock-up agreement and the shares owned by this stockholder are eligible for sale in the public market, subject to compliance with the volume limitations and other restrictions of Rule 144 under the Securities Act. The resulting sales, if any, of some or all of these shares, or the perception that these sales may occur, could cause our stock price to fall and could impair our ability to raise additional capital, even if our business is doing well.

We may not be able to issue common stock or sell common stock in the future.

	The terms of our agreement with this stockholder prohibit us from issuing or selling common stock, subject to exceptions, without the consent of this stockholder. If this stockholder refuses to allow us to issue or sell common stock, our ability to raise additional capital could be impaired and our financial condition could suffer.

Our directors and executive officers and a specific stockholder may exercise considerable control over Alternate Marketing, which may lead to conflicts with other stockholders over corporate governance matters.

As of April 15, 2003, our directors and executive officers and a single stockholder beneficially own collectively approximately 51% of our outstanding common stock. As a result, these persons, acting alone or together, may be able to significantly influence all matters requiring stockholder approval, including the election of directors, amendments to our certificate of incorporation or bylaws, and the approval of mergers and acquisitions and other business combination transactions. These persons may have interests that are different from other stockholders and may exercise this ability in a manner that advances their best interests and not necessarily those of other stockholders. See Directors, Executive Officers, Promoters and Control Persons and Selling Security Holders.

Our common stock may be subject to penny stock rules and regulations.

Federal rules and regulations under the Exchange Act regulate the trading of so-called penny stocks, which generally refers to low-priced (below $5.00), speculative securities of very small companies traded on the OTC Bulletin Board or in the Pink Sheets. Trading, if any, in shares of our common stock may be subject to the full range of penny stock rules. Before a broker-dealer can sell a penny stock, these rules require the broker-dealer to first approve the investor for the transaction and obtain from the investor a written agreement regarding the transaction. The broker-dealer must also furnish the investor with a document describing the risks of investing in penny stocks. The broker-dealer must also tell the investor the current market quotation, if any, for the penny stock and the compensation the broker-dealer will receive for the trade. Finally, the broker-dealer must send monthly account statements showing the market value of each penny stock held in the investor's account. If these rules are not followed by the broker-dealer, the investor may have no obligation to purchase the shares. Accordingly, these rules and regulations may make it more expensive and difficult for broker-dealers to sell shares of our common stock and purchasers of our common stock may experience difficulty in selling such shares in secondary trading markets.

The authorization of preferred stock, a classified board of directors, supermajority voting requirements, and certain provisions of Delaware law could make a takeover attempt more difficult or impossible, even if the takeover may be beneficial to our stockholders.

Provisions of our certificate of incorporation and bylaws and Delaware law may have the effect of deterring, delaying, or preventing a change in control of Alternate Marketing, including:

- a staggered board of directors, with three-year terms, which will lengthen the time needed to gain control of the board of directors;

- the ability of the board of directors to issue "blank check" preferred stock to facilitate implementation of a poison pill or change the balance of voting control and thwart a takeover attempt and to determine the price and other terms, including preferences and voting rights, of those shares without stockholder approval;

- the prohibition of cumulative voting in the election of directors, which would otherwise allow less than a majority of our stockholders to elect director candidates;

- supermajority voting requirements for stockholders to amend provisions of our certificate of incorporation or bylaws

- limits on the ability of our stockholders to call special meetings of our stockholders; and

- advance notice provisions for stockholder proposals and director nominations.

In addition, Section 203 of the General Corporation Law of the State of Delaware and the terms of our employment agreements and stock option plans may discourage, delay, or prevent a change in control that may be beneficial to stockholders.

Our operating results could be materially adversely affected by a potential goodwill impairment charge if Hencie's operations do not improve.

     	In connection with the adoption of SFAS No. 142, Alternate Marketing allocated goodwill of $2,004,447 to each of its reporting units and tested this goodwill for impairment as of January 1, 2002. Alternate Marketing completed the testing during the second quarter ending June 30, 2002. As a result, a charge of $1,204,058 was recorded for the goodwill assigned to the logistics reporting unit. The remaining goodwill of $800,889 at June 30, 2002 was assigned to the advertising and marketing reporting unit. The fair market value of the reporting units was estimated using a combination of valuation techniques including the discounted present value of future cash flows and management's estimated values to a third party buyer. Alternate Marketing has concluded that no impairment has occurred for the advertising and marketing reporting unit as of December 31, 2002.

     	The goodwill of approximately $7 million that arose from the Hencie acquisition will be tested for impairment at least annually beginning in 2003. Hencie has been experiencing losses since the acquisition and further improvements in operations are required. However, Alternate Marketing believes that the estimated fair value of the Hencie reporting unit has not decreased significantly since the acquisition; therefore, no adjustment should be made to goodwill as of December 31, 2002.

                              USE OF PROCEEDS

We will not register any shares in connection with this registration statement and will not receive any proceeds from Drawbridge Investment Partners sale of Alternate Marketing common stock in this offering.

                                DILUTION

The common stock to be sold by the selling stockholder is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing stockholders.

                          SELLING STOCKHOLDERS

	Drawbridge Investment Partners, LLC owns 2,474,039 shares of Alternate Marketing Common Stock. Pursuant to this prospectus, Drawbridge Investment Partners will offer for sale 2,474,039 shares of Alternate Marketing Common Stock. If the offering is consummated Drawbridge Investment Partners will own no shares of Alternate Marketing Common Stock.

At the closing of the Hencie acquisition, Alternate Marketing made payments to Edge Technology Group, Inc. to satisfy amounts owed by Hencie to Edge pursuant to a settlement agreement between Hencie and Edge, which was included in the net liabilities assumed in the Hencie acquisition. The note was subsequently sold by Edge to Drawbridge Investment Partners. The settlement agreement included an original obligation in the aggregate amount of $1,650,000 and required monthly payments of $60,000 in principal with interest at 8%. After the closing of the Hencie acquisition, Alternate Marketing was notified by Edge of a potential event of default under the settlement agreement. Alternate Marketing negotiated a Waiver and Forbearance Agreement with Edge to provide for a waiver of the potential event of default and in order to obtain a credit against the amount outstanding under the settlement agreement. On September 6, 2002, after certain additional payments were made and certain conditions were satisfied, a credit of $450,000, plus a related interest credit of $10,455, were applied to reduce the amount outstanding under the settlement agreement. Included in the net liabilities assumed as of August 1, 2002, was the net obligation of $1,145,000 reduced for the credit negotiated in September 2002. As of December 31, 2002, the outstanding principal balance under the settlement agreement was $991,734, with related accrued interest of $11,956.

     On February 18, 2003, Alternate Marketing entered into the Release Agreement by and among Alternate Marketing, Hencie, Inc., Hencie Consulting Services, Inc., K2VC LTD, Adil Khan, Drawbridge Investment Partners, LLC., and certain directors and stockholders of Alternate Marketing. The agreement provided for settlement of the Drawbridge note payable of Hencie for a cash payment of $120,000, issuance of 2,474,039 shares of Alternate Marketing Common Stock, registration rights for such shares, and a contingent obligation for Alternate Marketing to repurchase $100,000 of Alternate Marketing common stock from Drawbridge Investment Partners annually for three years beginning February 18, 2004. In the subsequent accounting for this debt settlement in 2003, management estimates that the total cash and fair value of the equity consideration given was approximately equal to the amount of the note payable and accrued interest, which was $991,734 and $11,956, respectively, at December 31, 2002.

                          PLAN OF DISTRIBUTION

     We are registering all the shares of common stock offered by this prospectus on behalf of the selling stockholder who may sell the shares from time to time, or who may also decide not to sell all the shares that may be sold under this prospectus.

     The selling stockholder or its successors may sell all of the shares of our common stock offered by this prospectus from time to time in transactions in the over-the-counter market, on one or more other securities markets and exchanges, or in privately negotiated transactions. They may sell the shares offered by this prospectus at fixed prices, at market prices prevailing at the time of sale, or at negotiated prices. The selling stockholder may use any one or more of the following methods when selling the shares offered by this prospectus:

- block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

- purchases by a broker-dealer as principal and resale by such broker-dealer for its account;

- ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

- privately negotiated transactions;

- short sales;

- transactions in which broker-dealers may agree with the selling stockholder to sell a specified number of the shares at a stipulated price per share;

- a combination of any such methods of sale; and

- any other method permitted pursuant to applicable law.

The selling stockholder has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its shares. It has also advised us that no underwriter or coordinating broker is now acting in connection with the proposed sale of shares.

The selling stockholder also may lend or pledge shares to a broker-dealer. The broker-dealer may sell the shares so loaned or, upon a default, the broker-dealer may sell the shares so pledged, pursuant to this prospectus. Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholder. Broker-dealers or agents may also receive compensation from the purchasers of shares for whom they act as agents or to whom they sell as principals, or both.

Compensation to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions involving shares. Broker-dealers or agents and any other participating broker-dealers or the selling stockholder may be deemed to be an underwriter within the meaning of Section 2(11) of the Securities Act of 1933 in connection with sales of shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. Because the selling stockholder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933, the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act of 1933.

The shares may be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days before the commencement of such distribution. In addition, the selling stockholder will be subject to applicable provisions of the Securities Exchange Act of 1934 and the associated rules and regulations under the Securities Exchange Act of 1934, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholder. We will make copies of this prospectus available to the selling stockholder and have informed it of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

To the extent required, we may amend or supplement this prospectus from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in the resales.

We will file a supplement to this prospectus, if required, pursuant to Rule 424 under the Securities Act of 1933 upon being notified by the selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

- the name of each selling stockholder and of the participating broker-dealer(s);

- the number of shares involved;

- the price at which such shares were sold;

- the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

- that such broker-dealer did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

- other facts material to the transaction.

                            LEGAL PROCEEDINGS

	On October 30, 2002, Hencie.com, Inc., a Delaware corporation, and Paul
A. Tanner initiated a legal proceeding in the County Court of Dallas County, Texas against Hencie Consulting, a wholly-owned subsidiary of Hencie, Inc., certain current and former employees of Hencie Consulting, and certain other parties. Hencie.com and Mr. Tanner are seeking approximately $2.0 million, exemplary damages, interest, and legal fees in connection with claims regarding an alleged equity investment in Hencie Consulting prior to acquisition of Hencie by Alternate Marketing. On February 18, 2003,
Alternate Marketing executed a Mutual Release Agreement with Alternate Marketing's CEO which provides for Alternate Marketing's CEO to contribute a number of shares of common stock to Alternate Marketing if Alternate
Marketing requests the transfer to be used for any settlement of this litigation. Alternate Marketing intends to vigorously defend against and contest the claims and pursue any potential counterclaims that may be available to Hencie Consulting. Alternate Marketing believes that the shares provided for in the Mutual Release Agreement would be sufficient to cover its portion, if any, of a settlement amount. Therefore, Alternate Marketing believes that the resolution of this matter will not have a material adverse effect on its financial position, results of operations or cash flows.
However, no assurance can be given that Alternate Marketing would not be materially adversely affected by an adverse outcome with respect to these claims or legal fees or expenses related to investigating, contesting, and defending against these claims (whether or not Alternate Marketing is successful in defending against these claims), and the diversion of the time and resources of Alternate Marketing management in connection with these claims.

     	On August 22, 2002, a former officer of Hencie initiated a legal proceeding in the District Court of Dallas County, Texas against Hencie seeking approximately $380,000 in damages in connection with claims regarding an alleged breach of the employment agreement between Hencie and the former officer. The former officer was terminated by Hencie for cause prior to the acquisition of Hencie by Alternate Marketing. Alternate Marketing intends to vigorously defend against and contest the claims and pursue any potential counterclaims that may be available to Hencie on behalf of Hencie. Alternate Marketing believes that it is unlikely that this matter will have a material adverse effect on its financial position, results of operations or cash flows.

     	On July 3, 2002, Alternate Marketing initiated a legal proceeding in the Superior Court of Essex County, Massachusetts against a customer of Alternate Postal Direct seeking damages, interest, and legal fees in connection with claims regarding a breach of contract by the customer and non-payment of an outstanding account receivable. On August 12, 2002, the customer filed an answering statement and counterclaims seeking judgment and unspecified damages. Alternate Marketing intends to vigorously pursue its claims against the customer and defend against and contest the counterclaims.

We are not aware of any other pending or contemplated legal proceeding to which Alternate Marketing is or may be a party or any assets of Alternate Marketing that are or may be subject to such a proceeding other than (i) the legal proceedings described in this prospectus, (ii) routine litigation incidental to the business of Alternate Marketing, and (iii) legal proceedings involving claims for damages involving amounts (exclusive of interest and costs) not exceeding 10% of the current assets of Alternate Marketing, if any.

     	From time to time, Alternate Marketing may be subject to routine litigation and other legal proceedings incidental to its business. The business, financial condition, and operations of Alternate Marketing could be materially adversely affected by an outcome that is adverse to Alternate Marketing with respect to any such litigation or legal proceedings or legal fees or by expenses related to investigating, contesting, and defending against the claims related to such litigation or legal proceedings (whether or not Alternate Marketing is successful in defending against such claims), and the diversion of the time and resources of management of Alternate Marketing in connection with such litigation or legal proceedings.

        DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

	The current directors and executive officers of Alternate Marketing are:

                                                               Present     Year
                                                                Term   First Elected
Name/Position(s) and Office(s) with Alternate Marketing   Age   Expires   Director
Phillip D. Miller                                         51     2005      1988
President and Chairman of the Board
Adil Khan                                                 37     2005      2002
Director and Chief Executive Office
Thomas Hiatt                                              55     2004      1998
Director
R. Phillip Baker                                          55     2004      2002
Director
J. Robert Routt                                           49     2003      2002
Director
Sandra J. Smith                                           44     N/A       N/A
Secretary, Treasurer, and Chief Financial Officer
Frank O'Connell                                           60     N/A       N/A
Vice President-Sales/USSPI Division
David Bender                                              50     N/A       N/A
Chief Operating Officer
William Warren                                            44     N/A       N/A
Vice President-Business Development/Hencie Division

	The following biographical information is furnished with respect to each of the current directors and executive officers.

	Phillip D. Miller. Mr. Miller is the founder of Alternate Marketing and has served as its Chief Executive Officer (CEO) and as a member of the Board since inception in 1988. He became Alternate Marketing's President in August 2002, when Alternate Marketing acquired Hencie and he was replaced as the Alternate Marketing's CEO. Mr. Miller has 25 years experience as an entrepreneur, primarily in the private delivery industry, where he is recognized as a leader and spokesperson. In the course of his career, Mr. Miller has founded and either merged or sold five companies, including Promotional Media Management, American Field Marketing, and Discovery BIDCO (a financial institution in the State of Michigan). Mr. Miller holds an associate degree in business from Grand Rapids Junior College.

	Thomas Hiatt. Mr. Hiatt has been a director of Alternate Marketing since January 12, 1998. Mr. Hiatt is a general partner of Middlewest Management Co., LP, which serves as the general partner of Middlewest Ventures II, LP, a venture capital fund. He is also a managing director of MWV Capital Partners, a private equity fund. Mr. Hiatt currently serves as a director of several companies, including PackageNet, Inc., PowerWay, Inc. and Stratis Corporation.

     	Adil Khan. Mr. Khan has been the Chief Executive Officer of Alternate Marketing and a director since August 2002, when Alternate Marketing acquired Hencie. Mr. Khan, founder of Hencie, graduated from Virginia Tech University in 1986 with a degree in Computer Engineering. His professional experience includes many different areas in the software services industry, including designing software and technical infrastructure, marketing software services, building strategic alliances, and managing day-to-day operations. He also attended an Executive MBA program at the University of Texas at Dallas and completed his education in marketing and management. Mr. Khan started his career as a software engineer in 1986 designing mission-critical software systems based on UNIX and Oracle databases. In 1989, he co-founded Champ Computer Systems to create and market vertical software for the healthcare and retail industries, including the popular product, Register-Mate, to retail stores. In 1994, Champ Computer Systems was sold to Polyphase Corporation. In 1995, Mr. Khan entered the enterprise software market and provided senior consulting services at MCI Systemhouse (now EDS) and Oracle Corporation.

     	R. Phillip Baker. Mr. Baker has been a director of Alternate Marketing since August 2002. Mr. Baker is a certified public accountant. He graduated form the University of Texas at Austin in 1969, with a major in accounting.
He practiced public accounting for 22 years while building the largest local public accounting firm during that period in the Dallas/Ft, Worth, Texas area. From 1971 to the time he sold his interest in the firm, Mr. Baker concentrated his practice in the rent-to-own industry as it was being formed and expanded. In addition, he advised and assisted clients in business sales and acquisitions and significant financings. In 1991, he sold his practice and joined Chickasaw Holding Company, a telecommunications company in Oklahoma, as Executive Vice President, becoming Chief Executive Officer in 1996. Since retiring in the spring of 2000, he has been assisting a private group of which he is a principal in the acquisition of a chain of consumer small loan stores.

     	J. Robert Routt. Mr. Routt has been a director of Alternate Marketing since December 2002. Mr. Routt retired in May 2002 from E.W. Scripps Company where he served as vice president and controller. E.W. Scripps is a New York Stock Exchange-traded media company with revenues in excess of $1 billion. Mr. Routt was an auditor with Deloitte & Touche from 1976 through 1980, when he joined E.W. Scripps.

    	Sandra J. Smith. Ms. Smith has been the Chief Financial Officer of Alternate Marketing since July 1995. From 1989 until appointment as Chief Financial Officer, Ms. Smith served as the Controller of Alternate Marketing. From 1987 to 1989, Ms. Smith was Controller of United Delivery Systems, a private delivery firm, which was founded and operated by Phillip D. Miller prior to the formation of Alternate Marketing in 1989. Ms. Smith has been a licensed certified public accountant since 1983. Ms. Smith holds a bachelor of business administration degree from Grand Valley State University.

     	Frank O'Connell. Mr. O'Connell has been Vice President and Sales Manager - USSPI Division of Alternate Marketing since March 1996. From 1994 until appointment as Vice President, Mr. O'Connell served as Vice President of Sales for the USSPI Division of National Home Delivery, Inc. From 1979 through 1994, Mr. O'Connell served in various sales positions for U.S. Suburban Press, Inc. Prior to 1979, Mr. O'Connell held sales positions at various companies including Media Networks, Inc., Redbook and Cosmopolitan Magazine. Mr. O'Connell holds a bachelor's degree from Southern Illinois University.

     	David Bender. Mr. Bender was promoted to Chief Operating Officer of Hencie in 2001. Previously, he directed Hencie's delivery organization, managing client relationships and upselling. Mr. Bender has more than 26 years of experience in information technology, with more than 23 years of management experience. During a 19-year tenure at Kerr-McGee, Mr. Bender served as Assistant Controller-Systems and Director of System Development managing a team of over 100 IT professionals and Manager of the Exploration and Production Information Technology Division, responsible for worldwide oil & gas IT. He managed and delivered multiple enterprise resource planning
(ERP) and energy projects budgeted at more than $25 million that included more than 120 project participants. Mr. Bender joined Hencie in May 2000. Mr. Bender has a Bachelor of Science in Mathematics from Davidson College and a Master of Business Administration, Accounting degree from University of Houston.

     	William Warren. Mr. Warren has 20 years of experience in the consulting and information technology industries, including over 17 years in sales, sales management, business development, and client relationship management roles. Mr. Warren began his career at IBM where he held positions in sales and marketing in the National Accounts Division with responsibility for accounts in the oil and gas industry. Most recently, Mr. Warren served as Regional Director, Business Development for the Southwestern Region of Cambridge Technology Partners, a major consulting and systems implementation firm. He was responsible for managing the sales, field marketing and client management functions for this $40M region. Mr. Warren has direct experience in a variety of practice areas including ERP, client relationship management
(CRM), e-business and web development, custom application development, strategy services, and business process re-engineering. Mr. Warren holds a Master of Business Administration degree in Marketing from the University of North Texas with emphasis in strategic market planning. Mr. Warren joined Hencie in April 2001 as Vice President-Business Development.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     	The following table sets forth information, as of April 15, 2003, as to the name, address, and shares of each class of equity securities of Alternate Marketing or any of its parents or subsidiaries other than directors' qualifying shares, beneficially owned (as determined in accordance with Rule 13d-3 under the Exchange Act) by all directors, nominees, and "named executive officers" (as defined in Item 402(a)(2) of Regulation S-B) of Alternate Marketing, directors and executive officers of Alternate Marketing as a group, and any person who is known to us to be the beneficial owner of more than five percent (5%) of any class of Alternate Marketing's voting securities.

Title                           Amount and Nature of   Percent   Amount and Nature of
of       Name and Address       Beneficial Ownership   of        Beneficial Ownership
Class(1) of Beneficial Owner(2) Pre-Offering(3)        Class(4)  Post-Offering(3)
         Individual Directors, Nominees,
         and Named Executive Officers:
         Adil Khan
         Director and Chief
         Executive Officer           1,000,000(5)         10.1      1,000,000(5)
         Phillip D. Miller
         Director, President, and
         Chairman of the Board       886,553(6)           9.9       886,553(6)
         Thomas Hiatt
         Director                    381,008(7)           4.3       381,008(7)
         J. Robert Routt
         Director                    252,710              2.8       252,710
         Sandra J. Smith
         Secretary, Treasurer, and
         Chief Financial Officer     80,550(8)            *         80,550(8)
         David Bender
         Chief Operating Officer     68,199(9)            *         68,199(9)
         Frank O'Connell
         Vice President-Sales/
         USSPI Division              27,000(10)           *         27,000(10)
         R. Phillip Baker
         Director                    6,000                *         6,000
         William Warren
         Vice President-Business
         Development/
         Hencie Division             6,000                0.0%      6,000
         Directors and Executive Officers
         as a Group:
         9 persons                   2,702,020            27.0      2,702,020
         Other 5% Beneficial Owners:
         Drawbridge Investment Partners LLC
         c/o Fortress Investment Group
         1251 Avenue of the Americas, Suite 1600
         New York, NY 10020          2,474,039            25.0      0
         Stan Henry
         2137 Deer Park Avenue
         Deer Park, NY 11729-1321    888,953(12)          10.0      888,953(12)
         Tribune Company
         435 N. Michigan Avenue
         Chicago, Illinois 60611     843,758(13)          9.5       843,758(13)
         The Krieger Group
         P.O. Box 7787
         Princeton, New Jersey 08543 675,992(14)          7.6       675,992(14)
__________

(1)  	Unless otherwise indicated, the title of each class of securities included in this table is common stock, par value $0.01 per share.

(2)	Unless otherwise indicated, the address for each beneficial owner included in this table is c/o Alternate Marketing Networks, Inc., 13155 Noel Road, 10th Floor, Dallas, Texas 75240.

(3)	Unless otherwise indicated, each beneficial owner included in this table has sole voting and investment power with respect to the securities beneficially owned, subject to applicable community property laws, unless otherwise indicated.

(4)	The beneficial ownership percentages in this table have been calculated on the basis of the amount of outstanding securities, excluding securities held by or for the account of Alternate Marketing or its subsidiaries, plus securities deemed outstanding pursuant to Rule 13d-
3(d)(1) under the Exchange Act.

(5)	Does not include 4,428 shares of the 17,300,904 diluted outstanding shares of common stock, par value $0.01 per share, of Hencie, Inc., a Delaware corporation and a majority owned subsidiary of Alternate
Marketing, which Mr. Khan has the right to acquire within 60 days of April 15, 2003 pursuant to options granted by Hencie to Mr. Khan under the Hencie 2000 Stock Option Plan.

(6)	Includes 25,000 shares which Mr. Miller has the right to acquire within
60 days of March 24, 2003 pursuant to options granted by Alternate
Marketing to Mr. Miller under the Stock Option Plan and 232,975 shares which The Krieger Group has the right to acquire within 60 days of March 24, 2003 pursuant to an option granted by Mr. Miller to The
Krieger Group.  See also Note 13 below.

(7)	Includes 363,508 shares held of record by Middlewest Ventures II, LP, of which Mr. Hiatt is a general partner, and 17,500 shares which Middlewest has the right to acquire within 60 days of March 24, 2003 pursuant to an option granted by the Alternate Marketing to Middlewest under the Outside Directors and Advisors Stock Option Plan.

(8)	Includes 30,000 shares which Ms. Smith has the right to acquire within
60 days of March 24, 2003 pursuant to options granted by Alternate
Marketing to Ms. Smith under the Stock Option Plan.

(9)	Does not include 3,998 shares of the 17,296,476 outstanding shares of common stock, par value $0.01 per share, of Hencie, Inc., a Delaware corporation and a majority owned subsidiary of Alternate Marketing, owned and held of record by Mr. Bender.

(10)	Includes 30,000 shares which Mr. O'Connell has the right to acquire within 60 days of March 24, 2003 pursuant to options granted by Alternate Marketing to Mr. O'Connell under the Stock Option Plan.

(11)	Does not include 180,000 shares of the 17,296,476 outstanding shares of common stock, par value $0.01 per share, of Hencie, Inc., a Delaware corporation and a majority owned subsidiary of Alternate Marketing, owned and held of record by Mr. Warren.

(12)	Includes 388,516 shares held for the benefit of family members, 5,000 shares which Mr. Henry has the right to acquire within 60 days of March
24, 2003 pursuant to options granted by Alternate Marketing to Mr.
Henry under the Outside Directors and Advisors Stock Option Plan, and
232,975 shares which The Krieger Group has the right to acquire within 60 days of March 24, 2003 pursuant to an option granted by Mr. Henry to The Krieger Group. See also Note 13 below.

(13)	Does not include shares held of record by Messrs. McKeon and Sito, who are affiliates of Tribune and former directors of Alternate Marketing.

(14)	Includes 5,500 shares, which may be purchased by Dale B. Krieger, a former director of Alternate Marketing, upon exercise of an option granted under the Outside Directors and Advisors Stock Option Plan and 19,250 shares, which may be purchased upon exercise of an option granted under the Stock Option Plan. Shares held of record as follows:
(i) shares described in Note (4) above, held of record by Dale B.
Krieger, a former director of Alternate Marketing, (ii) 496,057 shares held of record by The Krieger Family Limited Partnership, which includes 396,057 shares which may be acquired upon exercise of options from Phillip D. Miller and Stan Henry; (iii) 69,891 shares held of record by Richard A. Ruderman, which may be acquired upon exercise of options from Phillip D. Miller and Stan Henry; (iv) 20,294 shares held of record by Paula Ruderman; (v) 32,000 shares held of record by The
Dale and Veronica Krieger Foundation, and (vi) 33,000 shares held in accounts managed by KR Financial Investment Advisory Clients, an investment advisor.

* 	Less than 1.0%.

Change in Control

     	To the knowledge of Alternate Marketing, no change in control of Alternate Marketing has occurred since January 1, 2002.

                           DESCRIPTION OF SECURITIES

On August 1, 2002, Alternate Marketing reincorporated in Delaware and exchanged its common stock, no par value, for common stock, $.01 par value. The Amended and Restated Certificate of Incorporation of Alternate Marketing provides for fifty million (50,000,000) authorized shares of common stock, par value $.01, and five million (5,000,000) shares of preferred stock, par value $.01.

Common Stock

As of April 15, 2003, there were 9,895,878 shares of common stock outstanding held by approximately 56 stockholders of record. Immediately following this offering, there will be 9,895,878 shares of common stock outstanding. Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefore. See Dividend Policy. If we are subject to a liquidation, dissolution, or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of common stock have no right to convert their common stock into any other securities. The common stock has no preemptive or other subscription right. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and the shares of common stock to be issued in this offering will be, fully paid and nonassessable.

Preferred Stock

The board of directors has the authority, without further action by our stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series. The issuance of preferred stock could adversely affect the voting power of holders of common stock and could have the effect of delaying or preventing a change in our control. We have no present plan to issue any shares of preferred stock.

Certain Anti-Takeover Provisions

The board of directors may change the number of directors by a majority vote. The certificate of incorporation provides that the board of directors shall be divided into three classes, with the classes to be as nearly equal in number as possible, and that one class shall be elected each year and serve for a three-year term. Our certificate of incorporation does not provide for cumulative voting in the election of directors. The certificate of incorporation provides that a director may be removed only for "cause" by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3) of the outstanding shares of our common stock.

The classification of directors and the provisions of the certificate of incorporation that limit the ability of stockholders to change the size of the board of directors will have the effect of making it more difficult for stockholders to change the composition of the board of directors. As a result, at least two annual meetings of our stockholders may be required for our stockholders to change a majority of the directors, whether or not a change in the board of directors would be beneficial to us and our stockholders and whether or not a majority of our stockholders believes that such change would be desirable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental
Stock Transfer & Trust Company. Their address is 17 Battery Place New York, New York 10004.

                                INDEMNIFICATION

	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                              DESCRIPTION OF BUSINESS

Overview

Alternate Marketing Networks, Inc. is a business services company serving Fortune 500 and middle market companies, through three complementary lines of business services: software implementation and support services; logistics process management; and advertising and marketing process management. Our services are provided throughout the United States to clients such as General Motors, Verizon, Raytheon, and Lone Star Steel.

Our History

We were originally organized in 1988 as a Michigan corporation with the mission to be a single source provider of marketing solutions. In 2000, we began expanding our services to take advantage of the wide use of internet technologies through building and acquiring online marketing businesses. In 2002, we significantly increased our technology service capabilities by acquiring Hencie, Inc., a Dallas-based information technology company specializing in enterprise software implementation and support services.
With the completion of this acquisition in August 2002, we adopted a plan to leverage the core competencies of Hencie and its management with the existing infrastructure of Alternate Marketing. In 2002, we also reincorporated in Delaware. We currently have three operating segments based on our service offerings.

Our Services

Technology

The technology segment provides software consulting, implementation, and support services related to Oracle Corporation's suite of enterprise business applications to help its customers improve their business performance by applying direct industry experience, expertise in Oracle technology, and our in-depth knowledge of business processes to create mission-critical business solutions for these companies. This segment also provides enterprise resource planning, supply chain management, customer relationship management, application integration, and enterprise portal services. Customers of the technology segment include companies in the manufacturing, energy, and distribution industries. A majority of these customers are middle market companies with annual revenues greater than $100 million. The technology segment generates a majority of its revenue on a time and materials fee basis in connection with the implementation of Oracle software applications. The balance of its revenues are derived from providing pre-implementation consulting services and post-implementation support services. Revenues are recognized as services are performed, primarily on a time and materials basis.

Logistics

The logistics segment delivers and tracks and verifies the delivery of various products, including telephone directories, and provides brokered transportation of various goods for national and regional companies. This segment's internet-based itrackdirectories SM system allows it to electronically monitor and update its customers on the delivery status of their products. Customers of the logistics segment include companies in the telecommunications, publishing and packaged goods industries. Logistics segment revenues are recognized primarily as distribution services and verification services are completed.

Advertising and Marketing

The advertising and marketing segment forms newspaper advertising networks and sells and places print advertising and advertising inserts in suburban newspapers for national advertisers. This segment has been placing advertising in suburban newspapers for over 30 years, and has long-term relationships with its customers as well as the newspapers in which the advertising is placed. Customers of this segment are able to choose from approximately 1,100 newspapers in over 50 markets nationwide and may focus advertising on specific regions and demographic segments. This segment handles all of the customary back room advertising functions ensuring that the ads run correctly and provides customers with a "one-order one-bill" service. Customers in the advertising and marketing segment include companies in the telecommunications, automotive, travel and hospitality industries. Revenues for this segment are recognized primarily as the print advertising and advertising inserts are distributed with the newspapers.

The Fulcrum Strategy

     	Alternate Marketing has crafted the Fulcrum Strategy, to build a sustainable, differentiated position based on its expanded capabilities as a result of the Hencie acquisition. This strategy has been specifically designed to achieve growth and profitability by leveraging Alternate Marketing's core strengths in business processing and enterprise software to expand into adjacent market areas. Under this strategy, Alternate Marketing intends to build a collaborative network of solution providers centered around a common mission and brought into this network through asset-based acquisitions and strategic alliances. Alternate Marketing intends to develop clients for life through a commitment to delivering business results by applying technology to mission-critical business processes and building brand equity by consistently earning highest client satisfaction through exceeding expectations.

     	The strategy calls for creating front-end services to position Alternate Marketing as a specialist in selected industries and back-end services for the ongoing support and management of systems and processes that have already been implemented. This PLAN-BUILD-OPERATE approach represents the full lifecycle of services that a client is likely to purchase. PLAN services will include IT strategic consulting services for discrete manufacturing, logistics, energy and other industries. BUILD services include enterprise software consulting and implementation services to support the PLAN layer, and OPERATE services include outsourced support offerings for the ongoing management of processes, applications and hosting services.

     	We see opportunities for acquisitions of privately held, regional, IT boutique firms that can strategically fulfill our plan. We are targeting firms that can bring a sustainable revenue stream of backlog and booking opportunities with the ability to retain key clients. We expect to achieve costs savings through operational efficiencies. We may enter into strategic alliances with key members of the marketplace, because acquisition is not always practicable or advantageous. We have two significant alliances we expect to contribute significantly to our success in 2003. The first is the Hencie's relationship with Oracle as a certified partner. The second is USSPI's sales alliance with Papel Media to access a nationwide network of Hispanic newspapers.

Competition

	Technology

The primary competitors of the technology segment and for Oracle solutions implementation include large accounting and consulting firms, such as Bearing Point Consulting (formerly KPMG Consulting) and CSC, and the service divisions of various software developers, such as Oracle Consulting. In addition, the technology segment may compete with its customers' own internal information technology staff and service providers. We believe our competitive advantages include offering a broad scope of fully integrated consulting services, industry expertise, and our focus on developing user-friendly solutions in a timely and cost-efficient manner.

Logistics

The primary competitors for distribution of telephone directories in Alternate Marketing's logistics segment include two large national private companies who each have been delivering directories for regional Bell Operating Companies for many years. Product Development Corporation (PDC) is the largest and best example of this group. For transportation services, Alternate Marketing competes with trucking companies. Alternate Marketing competes with these types of competitors by focusing on a more regional basis and integrating a web-based tracking system and an easy to use trucking system with its efficient direct-to-door delivery capabilities. We believe our competitive advantages include value added services and reasonable pricing.

	Advertising and Marketing

The primary competitors for placement of national newspaper advertising in Alternate Marketing's advertising and marketing segment are national advertising representation firms. They usually receive a fixed fee plus a sales commission from newspapers. Landon and Associates is an example of this type of rep firm. Alternate Marketing competes with these types of companies by being resellers of newspaper space. USSPI bills the clients and pays the newspapers. Newspapers do not pay USSPI a fee and clients can be assured of receiving the best newspaper rates offered. We believe our competitive advantages include our marketing services, such as targeting, and cost-efficient pricing.

Employees

As of December 31, 2002, Alternate Marketing employed approximately 91 total persons in the following capacities:

Employment Capacity                          		Approximate Number of
Employees

Full Time Employees:
  Operations and IT consulting                            		 50
  General and Administrative Support                	             15
  Sales and Sales Support                                     	 11
    Total Full Time Employees                                      76
Part Time Employees(1):
  Operations                                              	     	 15
    Total Part Time Employees                             		 15
    Total Employees                                       	     	 91

(1) The number of part time employees varies from month to month.

No employees of Alternate Marketing are subject to collective bargaining agreements. Alternate Marketing does not have employment agreements with all of its employees. We believe our employee relations are satisfactory.

Intellectual Property

We utilize the following service marks: Hencie Consulting, USSPI, Alternate Postal Direct, APD, SMART System, itrackdirectories.com, ilikesamples.com, iquotefreight.com, and Knowledge Bank. We believe that our service marks have value and are an important factor in the marketing of our business services. We intend to oppose vigorously any infringement upon our service marks.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

             Cautionary Note On Forward-Looking Statements

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, in the discussions under the captions Business, Risk Factors, Management's Discussion and Analysis of Financial Condition and Results of Operations, and elsewhere in this prospectus. Any and all statements contained in this prospectus that are not statements of historical fact may be deemed forward-looking statements. Terms such as may, might, will, would, should, could, project, estimate, pro forma, predict, potential, strategy, anticipate, attempt, develop, plan, help, believe, continue, intend, expect, future, and similar terms and terms of similar import (including the negative of any of the foregoing) may be intended to identify forward-looking statements. However, not all forward-looking statements may contain one or more of these identifying terms. Forward-looking statements in this prospectus may include, without limitation, statements regarding (i) a projection of revenues, income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, capital structure, or other financial items, (ii) the plans and objectives of management for future operations, including plans or objectives relating to our products or services, (iii) our future economic performance, including any such statement contained in a discussion and analysis of financial condition by management or in the results of operations included pursuant to the rules and regulations of the Securities and Exchange Commission, (iv) the assumptions underlying or relating to any statement described in subparagraphs (i), (ii), or (iii).

The forward-looking statements are not meant to predict or guarantee actual results, performance, events, or circumstances and may not be realized because they are based upon our current projections, plans, objectives, beliefs, expectations, estimates, and assumptions and are subject to a number of risks and uncertainties and other influences, many of which we have no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, inability to obtain adequate financing, insufficient cash flows and resulting illiquidity, dependence upon software vendors or significant customers, inability to expand our business, lack of diversification, sales volatility or seasonality, increased competition, changing customer preferences, results of arbitration and litigation, stock volatility and illiquidity, failure to successfully reorient Alternate Marketing as a technology/marketing services company, failure to implement our business plans or strategies, failure to attract acquisition targets, or ineffectiveness of our marketing program to develop and capitalize on strategic alliances. A description of some of the risks and uncertainties that could cause our actual results to differ materially from those described by the forward-looking statements in this prospectus appears under the caption Risk Factors and elsewhere in this prospectus. Because of the risks and uncertainties related to these factors and the forward-looking statements, readers of this prospectus are cautioned not to place undue reliance on the forward-looking statements. Alternate Marketing disclaims any obligation to update these forward-looking statements or to announce publicly the results of any revisions to any of the forward-looking statements contained in this prospectus to reflect any new information or future events or circumstances or otherwise.

     	Readers should read this prospectus and the following discussion and analysis in conjunction with the discussion under the caption Risk Factors in this prospectus, our financial statements and the related notes thereto incorporated by reference into this prospectus, and other documents filed by Alternate Marketing from time to time with the Commission.

Year in Review

     	During 2002, we focused on improving the efficiency, profitability and revenue stability of our two existing business segments while we searched for an acquisition to complement the current base of business with higher gross margins and greater growth potential. We also paid two special cash dividends for which a significant portion would be treated for stockholders' income tax purposes as a return of capital.

     	In early 2002, in connection with our efforts to improve efficiency of the existing segments, we implemented a proprietary software system for the advertising and marketing segment, referred to as the SMART System SM, to maintain this segment's unique database, to produce and track insertion orders, and to produce invoices for the customers. We also negotiated an extension to provide additional services in the logistics segment under a contract with a major telephone directory publisher until 2006.

     	In late 2002, we negotiated an amendment to an agreement to eliminate unnecessary fixed monthly consulting fees and expenses in connection with our efforts to improve the efficiency and profitability of the logistics segment.

     	On April 9, 2002 we entered into an agreement to acquire Hencie and consummated the acquisition on August 1, 2002. Five months of operating results of Hencie are included in the financial statements for fiscal 2002. Immediately after the acquisition, we began an integration and cost savings plan between the newly acquired technology segment and the other existing business segments. Alternate Marketing also began The Fulcrum Strategy which calls for future growth and potential additional acquisitions in 2003.

Results of Operations

Fiscal Year Ended December 31, 2002 Compared to Fiscal Year Ended December 31, 2001.

     Results of operations for the fiscal years ended December 31, 2002 and 2001 are as follows:

                                               		2002         2001
                                              		------       ------
     Net revenues. . . . . . . . . . . . . 		$20,296,838  16,626,151
     Cost of revenues. . . . . . . . . . . 		14,986,673   12,837,911
                                         			-----------  ----------
     Gross profit. . . . . . . . . . . . .  	 	5,310,165    3,788,240
                                         			-----------  ----------
     Selling, general and
      administrative expenses. . . . . . .   		5,672,350    4,536,618
                                         			-----------  ----------
     Loss from operations. . . . . . . . .    		(362,185)    (748,378)
                                         			-----------  ----------
     Loss before accounting change . . . .   		(339,888)    (404,871)
                                         			-----------  ----------
     Cumulative effect of accounting
      change . . . . . . . . . . . . . . .  		(1,204,058)        --
                                         			-----------  ----------
     Net loss. . . . . . . . . . . . . . . 		$(1,543,946) $404,871)
                                         			===========  ==========
     Per share - basic and diluted:
      Loss before accounting change        		$ (0.05)     $ (0.09)
  		                                          ===========  ==========
     Net loss                             		$ (0.24)     $ (0.09)
                                         			===========  ==========
     Weighted average number of shares
      outstanding-basic and diluted. . . .   		6,380,082    4,612,805

     The following table sets forth select consolidated operating data of Alternate Marketing expressed as a percentage of net revenues for the years ended December 31, 2002 and 2001:

                                               	2002          	2001
                                             	--------     	--------
     Net revenues. . . . . . . . . . . . .    	100.0 %       	100.0 %
     Gross profit. . . . . . . . . . . . .     	26.2 %        	22.8 %
     Operating expenses. . . . . . . . . .     	28.0 %        	27.3 %
     Operating loss. . . . . . . . . . . .     	(1.8)%        	(4.5)%
     Net loss. . . . . . . . . . . . . . .     	(7.6)%        	(2.4)%
                                             	========     	========

     NET REVENUES:

	                              For the years ending
                                    December 31,
                                    ----------------------
                                    2002            2001          % change
                             		-----------     ----------    --------
     Technology                    	$ 3,073,881     $    --         --
     Advertising and Marketing     	13,322,883      10,893,681    22.3 %
     Logistics                     	3,900,074       5,732,470    (32.0)%
                             		-----------     ----------   	--------
     Total Net Revenues            	$20,296,838     $16,626,151  	22.1 %
                             		===========     ==========    ========

     	The net revenues increase of $3,670,687 for 2002 as compared to 2001 was primarily due to the addition of the technology segment through the acquisition of Hencie, Inc., which accounted for revenues of $3,073,881 from August 1, 2002 to December 31, 2002. The advertising and marketing revenues increased $2,429,202 in 2002 as Alternate Marketing added new customers. The logistics revenues decreased by $1,832,396 in both the transportation and the directory distribution areas as Alternate Marketing focused its efforts on its larger and more profitable customers. While revenues declined due to this focus, profitability in this segment is expected to remain at approximately the same level.

     GROSS PROFIT:

	                              For the years ending
                                    December 31,
                                    ----------------------
                                    2002         2001           % change
                                    -----------  -----------    --------
     Technology                     $ 1,380,497  $    --         -- %
     Advertising and Marketing      2,123,280    1,757,166      20.8 %
     Logistics                      1,806,388    2,031,074     (11.1)%
                                    -----------  -----------    --------
     Total Gross Profit             $ 5,310,165  $ 3,788,240    40.2 %
                                    ===========  ===========    ========

	GROSS PROFIT %:

	                              For the years ending
                                    December 31,
                                    ----------------------
                                    2002         2001           change
                             		-----------  -----------   --------
     Technology                     44.9 %       --             --
     Advertising and Marketing      15.9 %       16.1 %         (0.2)%
     Logistics                      46.3 %       35.4 %         10.9 %
                             		-----------  -----------    --------
     Total Gross Profit %          	26.2 %       22.8 %         3.4 %
                             		===========  ===========    ========

     	The gross profit increase of $1,521,925 was primarily due to the addition of the technology segment, which generated gross profits of $1,380,497 from August 1, 2002 through December 31, 2002, and led to the overall increase in gross profit percentage for Alternate Marketing. In addition, as Alternate Marketing focused in its logistics segment on its primary customers through its decision to reduce the number of smaller deliveries it performs, and selected specific geographic areas to cover, it was able to generate efficiencies, which enabled it to increase the gross profit percentage in this segment. In addition, higher unemployment levels provided for an increased availability of labor, thereby keeping the costs down in the logistics segment. While revenues in the logistics segment decreased by 32%, gross profits percentage increased by 10.9%.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES:

                              	For the years ending
                                   	December 31,
                                   	----------------------
                                   	2002         2001         % change
                                   	-----------  -----------  --------
     Total S,G&A Expenses           $ 5,672,350  $ 4,536,618  25.0 %
                                   	===========  ===========  ========

     	Selling, general and administrative expenses increased in 2002 primarily due the addition of the technology segment. Total selling, general and administrative expenses increased $1,135,732, with approximately $1.4 million attributable to the technology segment for the period August 1, 2002 to December 31, 2002. While Alternate Marketing continues to hold down most of its overhead costs, costs (such as legal, accounting, and directors and officers liability insurance) attributable to being a public company continue to rise significantly. The increase in this area in 2002 was approximately $128,000. After excluding the increase from the technology segment of $1.4 million and the increase of public company costs of $128,000, other costs decreased approximately $380,000. In addition, Alternate Marketing recognized goodwill amortization expense in 2001 of approximately $150,000, compared to no goodwill amortization expense in 2002 due to the accounting change for adopting SFAS No. 142, which eliminates goodwill amortization.
     	OTHER INCOME (EXPENSE), NET:

                                  	For the years ending
                                         	December 31,
                                   		----------------------
                                   		2002         2001        % change
                                   		-----------  ----------- --------
     Interest income                   	$15,352  	$125,847     (87.8)%
     Interest expense                     (110,069)   --        	  -- %
     Gain on asset disposal               292         --        	  -- %
                                   		----------- -----------  --------
     Total Other Income (Expense), Net 	$(94,425) 	$125,847   	 (175.0)%
                                   		=========== ===========  ========

     	Interest income decreased $110,495 and interest expense increased $110,069 during 2002 as compared to 2001, due to the decrease in cash available for investing and the borrowings made on Alternate Marketing's financing arrangements, including those obtained in the Hencie acquisition. Interest income was higher in 2001 due to temporary investment of proceeds from the sale of the offline sampling division, which was sold at the end of 2000. The change in cash availability for investing was largely attributable to the dividends paid during 2002. In addition, the increase in interest expense was largely attributable to the debt assumed as part of the Hencie acquisition (technology segment).

     INCOME TAXES:

     During 2002 Alternate Marketing recorded a federal income tax benefit of $128,282 and state income tax expense of $11,560. During 2001 Alternate Marketing recorded a federal income tax benefit of $220,032 and state income tax expense of $2,372.

     CUMULATIVE EFFECT OF ACCOUNTING CHANGE:

     In connection with the adoption of SFAS No. 142, Alternate Marketing allocated goodwill of $2,004,947 to each of its reporting units and tested this goodwill for impairment as of January 1, 2002. Alternate Marketing completed the testing during the second quarter ending June 30, 2002. As a result, a charge of $1,204,058 was recorded to goodwill assigned to the logistics reporting unit. The fair market value of the reporting units was estimated using a combination of valuation techniques including the discounted present value of future cash flows and management's estimated values to a third party buyer.

     INFLATION

     Alternate Marketing believes that inflation has not had a material impact on its operations or liquidity to date.

     SEASONALITY AND OTHER BUSINESS FLUCTUATIONS

     Although the logistics segment and the advertising and marketing segment experience some seasonality in operations corresponding with holiday advertising, such variations have not been material to the overall results of operations of Alternate Marketing. Revenues from the delivery of telephone directories also fluctuate quarterly with the contractual delivery schedules of Alternate Marketing's customers and vary during the course of the year.

     Revenues and operating results from the technology segment have fluctuated significantly in the past. The technology segment has historically experienced greater revenues during its first and second fiscal quarters, and significantly lower revenues in its third and fourth fiscal quarters. Accordingly, although a comparison of any given fiscal quarter to the same fiscal quarter of a previous year may be meaningful, other period-to-period comparisons, including comparisons of fiscal quarters in the same fiscal year may not be meaningful.

     This fluctuation between quarters is attributable to the project cycles of customers of the technology segment, most of whom have calendar-based fiscal years and are more likely to start project cycles during the first half of the year. Further, most of the technology segment's expenses, including expenses associated with its employees, are relatively fixed in the short-term, several other factors can cause significant variations in the quarterly operating results, including:

     -  fluctuations in the number of customer projects it is awarded;

     -  cancellations or delays by its customers of planned projects;

     -  its employee utilization rate; and

     -  number of billable days in a given quarter.

     	Alternate Marketing believes that the technology segment will experience similar fluctuations in operations in the future. If Alternate Marketing is unable to predict the cyclical customer demand in a slower growth or distressed economic environment, expenses may be disproportionate to and/or exceed revenues.

     LIQUIDITY AND CAPITAL RESOURCES

     Alternate Marketing has historically funded its operations and working capital needs from operating cash flows. However, during the year ended December 31, 2002, Alternate Marketing's cash decreased $3,232,959. This decrease was primarily attributable to the payments of two dividends totaling $2,751,663 and the payments of certain liabilities assumed by Alternate Marketing in connection with the Hencie acquisition. Alternate Marketing currently has no plans to pay dividends. We currently fund our operations and working capital needs from operating cash flows and borrowings under financing agreements between our subsidiaries and lenders.

     Net cash used in financing activities of $3,222,617 for the year ended December 31, 2002 included payments of dividends of $2,751,663. In addition, Alternate Marketing had net bank borrowings of $1,125,000. Alternate Marketing also made net payments on notes payable assumed with the Hencie acquisition totaling $1,595,954 during the five-month period subsequent to the acquisition (August 1, 2002 through December 31, 2002).

     Net cash provided by operating activities was $244,528 for the year ended December 31, 2002. This was largely attributable to the increase in accounts payable. This made cash available to finance other operating activities such as paying liabilities assumed with the Hencie acquisition, including a payment to the Internal Revenue Service of approximately $609,000.

     National Home Delivery, Inc., an Illinois corporation and a wholly owned subsidiary of Alternate Marketing, amended its existing financing agreements with Fifth Third Bank (the "NHD Credit Facility") on April 29, 2003 to extend the maturity date under the NHD Credit Facility from May 1, 2003 to May 1, 2004. The NHD Credit Facility provides for borrowings up to $1,000,000. Borrowings under the NHD Credit Facility accrue interest at Fifth Third's prime rate (4.25% as of April 21, 2003) plus 100 basis points. Available borrowings under the NHD Credit Facility are subject to conditions and restrictions, including, without limitation, eligible accounts receivable restrictions and other restrictive financial covenants and performance ratios applicable to National Home Delivery. The NHD Credit Facility is secured by substantially all of the assets of Alternate Marketing and National Home Delivery. As of April 30, 2003, borrowings in the amount of approximately $700,000 were outstanding and credit in the amount of approximately $300,000 was available under the NHD Credit Facility.

Alternate Postal Direct, Inc., a Michigan corporation and a wholly owned subsidiary of Alternate Marketing, entered into a new financing agreement with Accord Financial, Inc., subject to execution and delivery of a guaranty, as applicable (the "APD Credit Facility"), on April 30, 2003 to replace the financing agreements between Alternate Postal and Fifth Third that expired on May 1, 2003. The APD Credit Facility provides for the sale of accounts receivable by Alternate Postal to Accord at a 1.5% discount and aggregate advances up to $750,000. Advances under the APD Credit Facility accrue interest at the prime commercial rate of interest established from day to day by Bank of America, Inc. for short term unsecured loans to substantial borrowers. Sales of accounts receivable and advances under the APD Credit Facility are subject to conditions and restrictions, including, without limitation, accounts receivable eligibility restrictions, and accounts receivable verification and approval. The APD Credit Facility is secured by substantially all of the assets of Alternate Postal. As of April 30, 2003, no advances were outstanding and advances in the amount of approximately $170,000 were available under the APD Credit Facility.

     Hencie Consulting amended its existing financing agreement with Accord (the "HCS Credit Facility") on April 29, 2003. The HCS Credit Facility provides for the sale of accounts receivable by Hencie Consulting to Accord at a 1.5% discount and aggregate advances up to $750,000. Advances under the HCS Credit Facility accrue interest at the prime commercial rate of interest established from day to day by Bank of America, Inc. for short term unsecured loans to substantial borrowers. Sales of accounts receivable and advances under the HCS Credit Facility are subject to conditions and restrictions, including, without limitation, accounts receivable eligibility restrictions, and accounts receivable verification and approval. The HCS Credit Facility is secured by substantially all of the assets of Hencie Consulting. As of April 30, 2003, advances in the amount of approximately $300,000 were outstanding and advances in the amount of approximately $70,000 were available under the HCS Credit Facility.

     Alternate Marketing assumed short-term and long-term liabilities in connection with its acquisition of Hencie. The short-term liabilities include "accounts payable, other" owing to former vendors of Hencie and expenses of Hencie related to the acquisition itself. The short-term liabilities also include required monthly payments of $2,604 under a Small Business Administration loan. Borrowings under the loan accrue interest at 9.75%. As of December 31, 2002, borrowings in the amount of approximately $92,508 were outstanding under the loan. The loan matures in March 2006.

     On February 18, 2003, Alternate Marketing entered into an agreement regarding settlement of approximately $1 million of liabilities owing to Drawbridge. The agreement provided for a cash payment of $120,000 to Drawbridge, issuance of 2,474,309 shares of common stock to Drawbridge, registration rights for the shares, and an obligation for Alternate Marketing to repurchase $100,000 of the shares from Drawbridge annually for three years beginning February 18, 2004.

     Alternate Marketing believes that its existing financing arrangements and estimated operating cash flows will be sufficient to fund its operations and working capital needs for at least the next 12 months. There can be no assurance, however, that a failure to comply with the provisions of our existing financing arrangements, changes in operating plans, the acceleration or modification of expansion plans, lower than anticipated revenues, increased expenses, potential acquisitions, or other events will not cause Alternate Marketing to seek additional financing sooner than anticipated, prevent Alternate Marketing from achieving the goals of our expansion strategy, force the closure of unprofitable segments or portions of these segments, or prevent Alternate Marketing from operating profitably. In addition, there can be no assurance that any additional financing, if needed, will be available on terms acceptable to Alternate Marketing or at all.

     In addition, the following are contractual cash obligations of Alternate Marketing as of December 31, 2002:

                            Cash Obligations Due by Year
                            Total       2003	     2004	  2005     2006
 Operating leases           $1,082,258  $477,260   $457,224 $142,036 $5,738
 Notes payable, bank *      1,125,000   1,125,000      --       --       --
 Notes payable, factor *    269,508     269,508  	 --       --       --
 Long-term debt **          386,922     316,614    31,248   31,248   7,812
                 		    ----------  ---------  -------- -------- ------
                            $2,863,688  $2,188,382 $488,472 $173,284 $13,550
                		    ==========  ========== ======== ======== =======

* Alternate Marketing intends to replace these notes payable with another source of revolving credit. See above for further details.

**The Drawbridge note payable was settled in February 2003 for cash of $120,000 and the issuance of Alternate Marketing's common stock, and obligations for Alternate Marketing to repurchase $100,000 of Alternate Marketing's common stock annually for three years beginning in 2004. The non-cash portion of this settlement of $871,734 is not included in this schedule.

     	In addition to the above, Alternate Marketing estimates that the past due payables as of December 31, 2002 in the amount of $484,221 will be paid off over the next three years.

NEW ACCOUNTING PRONOUNCEMENTS

     	In June 2002 the Financial Accounting Standards Board (FASB) approved for issuance SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. This statement is effective for fiscal years beginning after December 31, 2002. Alternate Marketing does not expect the adoption of SFAS No. 146 to have a material effect on Alternate Marketing's financial position or results of operations.

     	In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure. SFAS No. 148 amends SFAS No. 123, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition guidance and annual disclosure provisions of SFAS No. 148 are effective for fiscal years ending after December 15, 2002. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. As Alternate Marketing did not make a voluntary change to the fair value based method of accounting for stock-based employee compensation in 2002, the adoption of SFAS No. 148 did not have a material impact on Alternate Marketing's financial position and results of operations.

CRITICAL ACCOUNTING POLICIES, ESTIMATES AND JUDGMENTS

     	The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Assumptions and estimates of future earnings and cash flow are used in the periodic analyses of the recoverability of goodwill, deferred tax assets, and property, plant and equipment. Historical experience and trends are used to estimate reserves, including reserves for bad debts. To the extent that future earnings, cash flows and costs and losses are determined to be different from the assumptions and estimates used, adjustments may be required.

     	Alternate Marketing currently has not recorded the value of the deferred tax asset on the balance sheet due to the uncertainty of its utilization prior to the expiration of the related net operating loss carry-forwards.

     	As of December 31, 2002 and 2001, respectively, the allowance for bad debts was $150,000 and $100,000. This increase was due to the increase in accounts receivable associated with the Hencie acquisition. Alternate Marketing periodically reviews accounts receivable balances for all customers to allocate an estimate to each customer of an amount, which may potentially be uncollectible. These estimates are then aggregated and compared to the total allowance and adjustments made if necessary.

     	In connection with the adoption of SFAS No. 142, Alternate Marketing allocated goodwill of $2,004,447 to each of its reporting units and tested this goodwill for impairment as of January 1, 2002. Alternate Marketing completed the testing during the second quarter ending June 30, 2002. As a result, a charge of $1,204,058 was recorded for the goodwill assigned to the logistics reporting unit. The remaining goodwill of $800,889 at June 30, 2002 was assigned to the advertising and marketing reporting unit. The fair market value of the reporting units was estimated using a combination of valuation techniques including the discounted present value of future cash flows and management's estimated values to a third party buyer. Alternate Marketing has concluded that no impairment has occurred for the advertising and marketing reporting unit as of December 31, 2002.

     	The goodwill of approximately $7 million that arose from the Hencie acquisition will be tested for impairment at least annually beginning in 2003. Hencie has been experiencing losses since the acquisition and further improvements in operations are required. However, Alternate Marketing believes that the estimated fair value of the Hencie reporting unit has not decreased significantly since the acquisition; therefore, no adjustment should be made to goodwill as of December 31, 2002.

OUTLOOK FOR THE FUTURE

     	Alternate Marketing will continue in 2003 to explore options and opportunities to maximize stockholder value under the Fulcrum Strategy. The business plan for 2003 includes a number of strategic initiatives to achieve growth and profits by addressing the emerging trends, especially, in the technology segment of our business. These new initiatives include growth through promotion and positioning of our current IT services, as well as strategic alliances and asset based acquisitions to extend our service offerings.

     	Alternate Marketing has seen improvement in its sales pipeline for the technology segment as a result of promoting our services through new direct marketing programs. We expect to see results from these efforts in the second half of the year 2003.

     	We will continue to address selling, general and administrative expenses throughout the company and have combined the sales and client management functions of the technology segment into a single role of client development manager to reduce costs.

                            DESCRIPTION OF PROPERTY

Alternate Marketing does not have any materially important property leases. All of the office space and other facilities currently leased by Alternate Marketing could be replaced by Alternate Marketing with substantially equivalent facilities at similar cost without great difficulty.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

	Effective as of January 1, 2003, K2 VC LTD., a Texas limited partnership and an affiliate of Adil Khan, the Chief Executive Officer of Alternate Marketing, contributed 1,474,039 shares, par value $0.01 per share, of common stock of Alternate Marketing to Alternate Marketing pursuant to that certain Contribution Agreement, effective as of January 1, 2003, by and between Alternate Marketing and K2 VC. Mr. Khan may be deemed to be an indirect beneficial owner of such shares and exercises indirect voting power over such shares as the Co-Managing Member of K2 VC Management, LLC, a Texas limited liability company and the sole general partner of K2 VC.

     	On February 18, 2003, Alternate Marketing granted to Mr. Khan a non-qualified stock option to purchase up to 1,700,000 shares of common stock at an exercise price of $0.50 per share with vesting of 25% per year over the next four years pursuant to and in accordance with that certain Non-Qualified Stock Option Agreement, dated February 18, 2003, by and between Alternate Marketing and Mr. Khan.

     	On February 18, 2003 Alternate Marketing also released K2 VC and Mr. Khan from indemnification obligations owed by Mr. Khan to Alternate Marketing, in exchange for the option to use 200,000 shares of common stock owned by K2 VC to settle certain pending claims against Alternate Marketing pursuant to and in accordance with that certain Mutual Release Agreement, dated February 18, 2003, by and among Alternate Marketing, K2 VC, and Mr. Khan.

     	On February 18, 2003, Alternate Marketing entered into that certain Release Agreement, dated February 18, 2003, by and among Alternate Marketing, Hencie, Hencie Consulting, K2 VC, Mr. Khan, Drawbridge Investment Partners, LLC , who was the largest creditor of Hencie and Hencie Consulting, and certain directors and stockholders of Alternate Marketing, to eliminate approximately $1,000,000 in debt of Alternate Marketing in exchange for $120,000, 2,474,039 shares of common stock, and registration rights for the 2,474,039 shares of common stock.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Price Range Of Common Stock

Our common stock is currently traded on the OTCBB under the symbol
ALTM.OB. The following table sets forth the quarterly high and low bid prices for our common stock (which is its only class of security outstanding) for each quarter within the last two fiscal years, as reported in the Nasdaq SmallCap Market and the OTCBB. These quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not represent actual transactions.

                                                         Bid Price
                                                     	Low         High
         Year ended December 31, 2002:
         First quarter  . . . . . . . . . . . . . .  0.650       1.750
         Second quarter . . . . . . . . . . . . . . 	0.710       1.450
         Third quarter  . . . . . . . . . . . . . . 	0.600       0.950
         Fourth quarter . . . . . . . . . . . . . .	0.260       0.750

         Year ended December 31, 2001:
         First quarter  . . . . . . . . . . . . . .  1.063       1.625
         Second quarter . . . . . . . . . . . . . .  0.950       1.210
         Third quarter  . . . . . . . . . . . . . .  0.900       1.190
         Fourth quarter   . . . . . . . . . . . . .	0.600       1.550

     On April 17, 2003, the bid price for our common stock was and $0.21 and the ask price was $0.29 and there were approximately 56 holders of record of our common stock. Many of the shares of our common stock are held by brokers and other institutions on behalf of stockholders. As of April 17, 2003, we estimated the number of beneficial owners to be approximately 400.

Securities Authorized for Issuance Under Equity Compensation Plans

     The following table sets forth information, as of December 31, 2002, regarding (i) the number of securities to be issued upon exercise of outstanding options, warrants, and rights, (ii) the weighted average exercise price of outstanding options, warrants and rights, and (iii) the number of securities remaining available for future issuance with respect to compensation plans (including individual compensation arrangements) under which equity securities of Alternate Marketing are authorized for issuance, including all compensation plans previously approved by the stockholders and all compensation plans not previously approved by the stockholders.

Equity Compensation Plan Information

                            Number of
                         securities to be   Weighted-
                           issued upon      average
                           exercise of   exercise price of
                           outstanding     outstanding
                             options         options         Number of securities
                           warrants and    warrants and     remaining available for
  Plan Category              rights           rights           future issuance
Equity compensation plans   1,540,000          $0.76                 -0-
approved by security holders

Equity compensation plans     N/A               N/A                  N/A
not approved by security
holders

Total                       1,540,000          $0.76                 -0-

Dividend Policy And Stock Repurchases

     We paid our first cash dividend on our common stock on January 22, 2002 and our second on July 29, 2002. Future dividend policy will be determined by the board of directors based upon our earnings, if any, Alternate Marketing's capital needs and other relevant factors. Alternate Marketing currently has no plans to pay dividends.

Stock Repurchases

     In 1998, Alternate Marketing began acquiring shares of its common stock from time to time in the open market or in privately negotiated transactions. Alternate Marketing purchased and retired 103,100 shares of common stock in 2001 at an aggregate cost of $114,065. Alternate Marketing is currently authorized to purchase up to 300,000 shares of which 103,100 had been repurchased through December 31, 2002.

                               EXECUTIVE COMPENSATION

     The required executive compensation information required is incorporated by reference from the definitive proxy statement on Schedule 14A of Alternate Marketing Networks, Inc. filed by us with the Commission on April 8, 2003.

                                FINANCIAL STATEMENTS

     The required financial statements are incorporated by reference from the annual report on Form 10-KSB of Alternate Marketing Networks, Inc. filed by us with the Commission on March 31, 2003. In addition, we incorporate by reference the consolidated financial statements of Hencie, Inc. and subsidiary, appearing in Alternate Marketing Networks, Inc.'s Schedule 14A Definitive Proxy Statement, filed by us with the Commission on July 23, 2002.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     We changed certifying accountants from PricewaterhouseCoopers LLP to Deloitte & Touche LLP effective August 12, 2002. The following sets forth the information required by Regulation S-B Item 304: (i) On August 12, 2002, PricewaterhouseCoopers was dismissed as our principal accountant; (ii) PricewaterhouseCoopers's reports on the financial statements for the past fiscal year did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles; (iii) the decision to change accountants was approved by our board of directors; (iv) during our most recent fiscal year and subsequent interim periods prior to such change in accountants, there were no disagreements with PricewaterhouseCoopers on any matter of accounting principles or practices, financial statement disclosures or auditing scope or procedure; (v) during our two most recent fiscal years and subsequent interim periods prior to such change in accountants, there have occurred none of the "reportable events" listed in Item 304; and (vi) we have requested and received from PricewaterhouseCoopers the letter required by Item 23 (and filed the same as Exhibit 16.1 to our report on Form 8-K filed on August 12, 2002, and we state that PricewaterhouseCoopers agrees with the statements made by us in this prospectus in response to Item 304.

                              LEGAL MATTERS

     Certain legal matters, including the validity of the shares being issued, will be passed upon for Alternate Marketing by Haynes and Boone, LLP.

                                EXPERTS

     The consolidated financial statements of Alternate Marketing Networks, Inc. and subsidiaries incorporated in this prospectus by reference from the Company's Annual Report on Form 10-KSB for the year ended December 31, 2002, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company's adoption of SFAS No. 142, "Goodwill and Other Intangible Assets"), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     Also, the consolidated financial statements of Hencie, Inc. and subsidiary for the years ended December 31, 2001 and 2000, incorporated by reference from the Company's Proxy Statement dated July 23, 2002, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which expresses an unqualified opinion and includes an explanatory paragraph concerning substantial doubt about the ability of Hencie, Inc. and subsidiary to continue as a going concern), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated statements of operations, stockholders' equity and cash flows of Alternate Marketing Networks, Inc. and subsidiaries for the year ended December 31, 2001 have been incorporated by reference herein in reliance upon the report of PricewaterhouseCoopers, LLP, and upon the authority of said firm as experts in accounting and auditing.

                     WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other information with the Securities and Exchange Commission in accordance with the Securities Exchange Act of 1934, as amended. You may read and copy our reports, proxy statements and other information filed by us at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our reports, proxy statements and other information filed with the Securities and Exchange Commission are also available to the public over the internet at the Securities and Exchange Commission's website at http://www.sec.gov. Our web site on the Internet is at http://www.altmarknet.com.

Incorporation By Reference

     The Securities and Exchange Commission allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we have completed our offering described in this prospectus:

- Our Annual Report on Form 10-KSB for the year ended December 31, 2002, as amended by Amendment No. 1 thereto filed May 2, 2003 by Alternate Marketing with the Commission.

- Our Schedule 14A Definitive Proxy Statement filed on July 23, 2002

     Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the Commission and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Investor Relations, 13155 Noel Road, 10th Floor, Dallas, TX 75240, (972) 720-3500.


PROSPECTUS

                          ALTERNATE MARKETING NETWORKS, INC.

                                    [LOGO]

                               2,474,039 Shares
                                 Common Stock



_____________________________________________________________________________

We have not authorized anyone to provide information different from that contained in this prospectus. When you make a decision about whether to invest in our common stock, you should not rely upon any information other than the information in this prospectus. Neither the delivery of this prospectus nor the sale of our common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful.


                 PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

     Our certificate of incorporation provides that we shall indemnify to the extent permitted by Delaware law any person whom we may indemnify thereunder, including our directors, officers, employees and agents. Our bylaws provide such indemnification (other than an order by a court) shall be made by us only upon a determination that indemnification is proper in the circumstances because the individual met the applicable standard of conduct. Advances for such indemnification may be made pending such determination. Such determination shall be made by a majority vote of a quorum consisting of disinterested directors, by independent legal counsel or by the stockholders. In addition, our certificate of incorporation eliminates, to the extent permitted by Delaware law, personal liability of directors to us and our stockholders for monetary damages for breach of fiduciary duty as directors.

     Our authority to indemnify our directors and officers is governed by the provisions of Section 145 of the Delaware General Corporation Law, as follows:

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to the corporation shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to other enterprises shall include employee benefit plans; references to fines shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to serving at the request of the corporation shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner not opposed to the best interests of the corporation" as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Item 25.  Other Expenses of Issuance and Distribution.

     The following table sets forth the various expenses which will be paid by us in connection with the issuance and distribution of the securities being registered. With the exception of the registration fee and the NASD filing fee, all amounts shown are estimates.

		Registration fee							$    50.04
		NASD filing fee							$    -
		OTCBB listing expenses						$    -
		Blue sky fees and expenses
		(including legal and filing fees)				$    -
		Printing expenses (other than stock certificates)	$    -
		Legal fees and expenses (other than Blue sky)		$25,000
		Accounting fees and expenses					$10,000
		Transfer Agent and Registrar fees and expenses		$   200
		Miscellaneous expenses						$   500
		Total									$35,750.04

Item 26. Recent Sales of Unregistered Securities.

     On August 1, 2002, Alternate Marketing issued 50,000 shares of its restricted, unregistered common stock to an officer of Alternate Marketing pursuant to the officer's employment agreement. The amount was recorded as compensation expense.

     On August 1, 2002, Alternate Marketing issued 183,700 shares of its restricted, unregistered common stock to GoldenGoose Software, Inc. as contingent consideration in exchange for certain assets of Golden Goose pursuant to an asset purchase agreement dated May 3, 2000 by and between Alternate Marketing and Golden Goose. The amount was recorded as additional goodwill.

     On September 19, 2002, Alternate Marketing issued 93,750 shares of its restricted, unregistered common stock to outside legal counsel to Alternate Marketing for a reduction of $75,000 of the outstanding balance of trade accounts payable to the outside legal counsel for legal services rendered to Alternate Marketing.

Item 27.  Exhibits.

Exhibit No.  Description of Exhibit

2.1 Acquisition Agreement dated March 29, 1996 between Alternate Marketing and National Home Delivery, Inc. (incorporated by reference from Form 8-K of Alternate Marketing dated April 11, 1996)

2.2 Asset Purchase Agreement dated February 17, 2000, between Alternate Marketing, Kevin Powers, and Total Logistics, Inc. (incorporated by reference from Form 8-K of Alternate Marketing dated March 1, 2000)

2.3 Consulting Agreement dated February 17, 2000 between Alternate Marketing, Kevin Powers, and Total Logistics, Inc. (incorporated by reference from Form 8-K of Alternate Marketing dated March 1, 2000)

2.4 Amended and Restated Agreement and Plan of Reorganization dated May 31, 2002 among Alternate Marketing Networks, Inc. a Michigan corporation, Alternate Marketing Networks, Inc., a Delaware corporation, ALTM Combination Co., a Delaware corporation, Hencie, Inc., a Delaware corporation, Adil Khan, and certain stockholders of Hencie, Inc. (incorporated by reference from Appendix A to the Definitive Proxy Statement of Alternate Marketing dated July 23, 2002 and filed June 16, 2002 by Alternate Marketing with the Commission)

3.1 Amended and Restated Certificate of Incorporation (incorporated by reference from Exhibit 4.1 to the Form 8-K of Alternate Marketing dated August 1, 2002 and filed August 14, 2002 by Alternate Marketing with the Commission)

3.2 Amended and Restated Bylaws (incorporated by reference from Exhibit 4.2 to the Form 8-K of Alternate Marketing dated August 1, 2002 and filed August 14, 2002 by Alternate Marketing with the Commission)

4.1 1995 Long-Term Incentive and Stock Option Plan (incorporated by reference from the Registration Statement on Form SB-2; Commission File No. 33-95332C)

4.2 1995 Outside Directors and Advisors Stock Option Plan(incorporated by reference from the Registration Statement on Form SB-2; Commission File No. 33-95332C)

4.3 Form of Registration Rights Agreement between Alternate Marketing and certain noteholders of Alternate Marketing (incorporated by reference from the Registration Statement on Form SB-2; Commission File No. 33-95332C)

5.1  Opinion of Haynes and Boone, LLP (filed herewith)

10.1 Employment Agreement dated July 21, 1995 between the Company and Phillip
D. Miller (incorporated by reference from the Registration Statement on Form SB-2; Commission File No. 33-95332C)

10.2 Addendum to Employment Agreement dated July 21, 1995 between Alternate Marketing and Phillip D. Miller dated January 1, 2000 (incorporated by reference from the Form 10-KSB of the Company for the fiscal year ended December 31, 1999 filed March 30, 2000 by Alternate Marketing with the Commission)

10.3 Second Addendum dated to Employment Agreement dated July 21, 1995 between Alternate Marketing and Phillip D. Miller (incorporated by reference from Exhibit 99.2 to the Form 8-K of Alternate Marketing dated August 1, 2002 and filed August 14, 2002 by Alternate Marketing with the Commission)

10.4 Employment Agreement dated July 1, 2001 between Alternate Marketing and Sandra J. Smith (incorporated by reference from the Form 10-KSB of Alternate Marketing for the fiscal year ended December 31, 2001 filed March 28, 2002 by Alternate Marketing with the Commission)

10.5 Addendum dated to Employment Agreement dated July 1, 2001 between Alternate Marketing and Sandra J. Smith (incorporated by reference from
Exhibit 99.2 to the Form 8-K of Alternate Marketing dated August 1, 2002 and filed August 14, 2002 by Alternate Marketing with the Commission)

10.6 Employment Agreement dated August 1, 2002 between Alternate Marketing and Adil Khan (incorporated by reference from Exhibit 99.1 to the Form 8-K of Alternate Marketing dated August 1, 2002 and filed August 14, 2002 by Alternate Marketing with the Commission)

10.7 Loan Agreement (incorporated by reference from the Form 10-KSB of Alternate Marketing for the fiscal year ended December 31, 2001 filed March 28, 2002 by Alternate Marketing with the Commission)

10.8 First Amendment to Loan Agreement dated April 29, 2003 among National Home Delivery, Inc. Alternate Postal Direct, Inc., and Fifth Third Bank (filed herewith)

10.9 Amended and Restated Revolving Loan Note dated April 29, 2003 between National Home Delivery, Inc. and Fifth Third Bank (filed herewith)

10.10 Times Mirror Stock Purchase Agreement (incorporated by reference from the Form 10-QSB of Alternate Marketing for the quarterly period ended September 30, 1999)

10.11 Contribution Agreement dated January 1, 2003 between Alternate Marketing, K2 VC LTD., a Texas limited partnership (incorporated by reference from Exhibit 99.1 to the Form 8-K of Alternate Marketing dated and filed February 20, 2003 by Alternate Marketing with the Commission)

10.12 Mutual Release Agreement dated February 18, 2003 between Alternate Marketing, K2VC LTD., a Texas limited partnership (incorporated by reference from Exhibit 99.2 to the Form 8-K of Alternate Marketing dated and filed February 20, 2003 by Alternate Marketing with the Commission)

10.13 Non-Qualified Stock Option Agreement dated February 18, 2003 between Alternate Marketing and Adil Khan (incorporated by reference from Exhibit
99.3 to the Form 8-K of Alternate Marketing dated and filed February 20, 2003 by Alternate Marketing with the Commission)

10.14 Release Agreement dated February 18, 2003 between Alternate Marketing, Hencie, Inc., Hencie Consulting Services, Inc., K2VC LTD., Adil Khan, Drawbridge Investment Partners, LLC, and certain directors and stockholders of Alternate Marketing (incorporated by reference from Exhibit 99.4 to the Form 8-K of Alternate Marketing dated and filed February 20, 2003 by Alternate Marketing with the Commission)

10.15 Addendum to Master Purchase and Sale Agreement dated April 29, 2003 between Hencie Consulting Services, Inc. and Accord Financial, Inc. (filed herewith)

10.16 Master Purchase and Sale Agreement dated April 30, 2003 between Alternate Postal Direct, Inc. and Accord Financial, Inc. (filed herewith)

10.17 Addendum to Master Purchase and Sale Agreement dated April 30, 2003 between Alternate Postal Direct, Inc. and Accord Financial, Inc. (filed herewith)

13.1 Annual Report on Form 10-KSB of Alternate Marketing for the fiscal year ended December 31, 2002 filed March 31, 2003 by Alternate Marketing with the Commission, as amended by Amendment No. 1 thereto filed May 2, 2003 by Alternate Marketing with the Commission (incorporated by reference)

21.1	List of Subsidiaries of the Company (incorporated by reference from
Exhibit 21.1 to the Annual Report on Form 10-KSB of Alternate Marketing for the fiscal year ended December 31, 2002 filed March 31, 2003 by Alternate Marketing with the Commission, as amended by Amendment No. 1 thereto filed May 2, 2003 by Alternate Marketing with the Commission)

22.1 Schedule 14A Definitive Proxy Statement filed July 23, 2002 by Alternate Marketing with the Commission (incorporated by reference)

23.1 Consent of Deloitte & Touche LLP (filed herewith)

23.2 Consent of PricewaterhouseCoopers, LLP (filed herewith)

Item 28.  Undertakings.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities
Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.


                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this registration statement to be signed on its behalf by the undersigned, in the City of Dallas, State of Texas, on May 7, 2003.


ALTERNATE MARKETING NETWORKS, INC.

By: /s/ Adil Khan
Name:  Adil Khan
Title: Chief Executive Officer
       (Principal executive officer) and Director

     Know all men by these presents, that each person whose signature appears below hereby constitutes and appoints Adil Khan and Phillip D. Miller and each of them his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and to authorize, approve, sign and cause to be filed such other documents as may be necessary or appropriate to qualify the securities which are the subject of the Registration Statement for offer and sale under the Blue Sky and other applicable laws of each jurisdiction in which such securities may be offered and sold, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

                                                      Dated

/s/ Adil Khan				   			May 7, 2003
Adil Khan, Chief Executive Officer
(Principal executive officer) and Director


/s/ Phillip D. Miller						May 7, 2003
Phillip D. Miller, President and Chairman of the
Board of Directors


/s/ Sandra J. Smith			  			May 7, 2003
Sandra J. Smith, Chief Financial Officer and
Treasurer (Principal financial and accounting officer)


/s/ Phillip Baker				  			May 7, 2003
Phillip Baker, Director

/s/ Thomas Hiatt                                      May 7, 2003
Thomas Hiatt, Director

/s/ J. Robert Routt			  			May 7, 2003
J. Robert Routt, Director




EXHIBIT 5.1

May 7, 2003

Alternate Marketing Networks, Inc.
13155 Noel Road
10th Floor
Dallas, Texas 75240

Re: Registration Statement on Form SB-2 (Commission File No. 333-104704) of up to 2,474,039 Shares of Common Stock of Alternate Marketing Networks, Inc.

Ladies and Gentlemen:

     We have acted as special counsel to Alternate Marketing Networks, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the Company's registration statement on Form SB-2 (Commission File No. 333-104704) filed by the Company with the Securities and Exchange Commission (the "Commission") on April 23, 2003, and Amendment No. 1 thereto, filed by the Company with the Commission on the date hereof (as amended, the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to the registration under the Securities Act of the offer and sale by Drawbridge Investment Partners LLC, a Delaware limited liability company ("Drawbridge"), from time to time, pursuant to Rule 415 under the Securities Act, of up to 2,474,039 shares of common stock, par value $0.01 per share, of the Company (the "Securities"). The Securities were issued by the Company to Drawbridge pursuant to that certain Release Agreement, dated February 18, 2003, by and among Drawbridge, the Company, K2 VC LTD., a Texas limited partnership, Hencie, Inc., a Delaware corporation, Hencie Consulting Services, Inc., a Texas corporation, Adil Khan, and the directors and certain stockholders of the Company (the "Release Agreement").

     We have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of (i) the Certificate of Incorporation and Bylaws of the Company, each as amended and/or restated as of the date hereof, (ii) the Release Agreement, (iii) the Registration Statement and all exhibits thereto, (iv) the minutes and resolutions of the Board of Directors of the Company authorizing and approving the Release Agreement, the Registration Statement, and the issuance of the Securities to Drawbridge pursuant to the Release Agreement, (v) the certificates representing the Securities, and (vi) such other statutes, records, certificates, agreements, instruments, and documents as we have deemed necessary or appropriate for purposes of the opinion hereinafter expressed. As to various questions of fact material to the opinion hereinafter expressed, we have relied in part, and to the extent we have deemed necessary or appropriate, without independent check or verification of their accuracy, on the representations and warranties of the Company contained in the Release Agreement and such other records, certificates, agreements, instruments, and documents furnished or made available to us by the Company and the officers or other representatives of the Company, including, without limitation, the representations of the Company regarding receipt of consideration for the Securities (having a value not less than the par value of the Securities) in accordance with the Release Agreement. In making the foregoing examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies thereof, and the authenticity of the originals of such latter documents. Finally, we have assumed that all formalities required by the Certificate of Incorporation and Bylaws of the Company and the DGCL (as defined below) were complied with by the Company when the Securities were issued.

     Based on the foregoing, subject to the assumptions, qualifications, limitations, and exceptions set forth herein, and in reliance on the statements of fact contained in the documents that we have examined, we are of the opinion that the Securities have been duly authorized and are validly issued, fully paid, and nonassessable.

     The opinions expressed herein are limited to the federal laws of the United States of America, and, to the extent relevant to the opinion expressed herein, the General Corporation Law of the State of Delaware (the "DGCL") and applicable provisions of the Delaware Constitution, in each case as currently in effect, and judicial decisions reported as of the date hereof and interpreting the DGCL and such provisions of the Delaware Constitution.

     You have informed us that Drawbridge may sell the Securities from time to time on a delayed basis. This opinion is limited to the laws referred to above as in effect on the date hereof as to all facts as they currently exist.

     We hereby consent to the filing of this opinion with the Commission as
Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we are not admitting that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Haynes And Boone, LLP

Haynes And Boone, LLP





Exhibit 10.8

                              FIRST AMENDMENT TO
                               LOAN AGREEMENT


		THIS AMENDMENT (this "Amendment") is made as of this 29th day of April, 2003, by and among NATIONAL HOME DELIVERY, INC., an Illinois corporation ("NHD"), ALTERNATE POSTAL DIRECT, INC., a Michigan corporation ("APD" and, together with NHD, the "Borrowers", and each, individually, a "Borrower"), and FIFTH THIRD BANK, a Michigan chartered bank, of 111 Lyon Street, N.W., Grand Rapids, Michigan 49503-2495 (the "Bank").

Preliminary Statement

		Bank, NHD and APD entered into a Loan Agreement dated April 11, 2002, (the "Loan Agreement") which provided for a revolving line of credit to NHD in the amount of One Million Dollars ($1,000,000.00) defined as the NHD Loan, and a revolving line of credit to APD in the amount of Five Hundred Thousand Dollars ($500,000.00) defined as the APD Loan. Bank and NHD wish to extend the NHD Loan, Bank and APD wish to terminate the obligation of Bank to grant further disbursements under the APD Loan, and the parties wish to make additional amendments to the Loan Agreement by way of this Amendment.

Agreement

		In consideration of the facts set forth above, the parties agree as follows:

		1.	Amendment of Loan Agreement.  The following provisions of
the Loan Agreement are hereby amended as follows:

	a)	The following Section 10 is hereby added:

Disbursements Under APD Loan. APD hereby acknowledges that all obligations of Bank to make disbursements pursuant to the APD Loan are hereby terminated.

b)	Section 3(b) is amended and restated to read as follows:

Interest Rate. From the date of Closing through May 1, 2003 for the APD Loan, and from the date of Closing through May 1, 2004 for the NHD Loan (for each to the respective Loans, the "Stated Maturity Date"), interest shall accrue on the outstanding principal balance of the APD
Loan at a rate equal to the Bank Prime Rate, and interest shall accrue on the outstanding principal balance of the NHD Loan at a rate equal to the Bank Prime Rate plus one hundred
(100) basis points (for each of the respective
Loans, the "Loan Rate"). The Loan Rate shall change simultaneously with changes in the Bank
Prime Rate.  After maturity (whether at the
Stated Maturity Date, by acceleration, or otherwise) or during any period that an Event of Default remains uncured, interest shall accrue on the outstanding principal balance of the Loans at two percent (2%) above the Loan
Rate until the Loans are paid in full or the Event of Default is cured. Interest shall be computed for the actual number of days elapsed on the basis of a 360-day year. If at any time the interest rate payable under the Notes exceeds the maximum legal rate applicable, the interest rate payable shall be reduced to that maximum legal rate.

c)	Section 7 is amended and restated to read as follows:

Affirmative and Negative Covenants. NHD and APD agree that until all amounts payable pursuant to the NHD Loan and the APD Loan, respectively, NHD and APD, individually, shall:



(a)	Performance of Operative Documents.
Observe and perform all covenants and agreements con-tained in the Loan Documents.

(b)	Compliance With Laws.  Comply with all
applicable federal, state and local laws, ordinances, rules and regulations, including but not limited to, all environmental laws, ordinances, rules and regulations and shall keep all of its real and personal property or any interest therein free and clear of any liens (other than Permitted Liens) imposed pursuant to such laws, ordinances, rules and regulations and deliver to Bank reports and information in form satisfactory to Bank as Bank may request from time to time to establish compliance with this covenant.

(c)	Maintain Existence.  Carry on and conduct
its business in substantially the same manner and in substantially the same areas as such business is now and has previously been carried on, and maintain its legal existence.

(d)	Financial Information.  Maintain a
standard, modern system of accounting and deliver to Bank financial reports in form satisfactory to Bank in accordance with GAAP as Bank may request from time to time, including but not limited to: (i) Form 10-K of Guarantor and annual operating projections of each Borrower within one hundred twenty (120) days after the end of each fiscal year, (ii) Form 10-Q of Guarantor within sixty (60) days after the end of each fiscal quarter; and (iii) quarterly reports confirming that no Events of Default have occurred, or circumstances which, with the passage of time would be an Event of Default, and demonstrating compliance with all financial covenants set forth in paragraph 7(p).

(e)	Inspection Rights.  Permit Bank to
inspect its books, records, and properties at all reasonable times, wherever the same may be located.

(f)	Maintain Collateral.  Maintain, preserve,
and keep its properties and every part thereof in good repair, working order, and condition and from time to time make all necessary and proper repairs, renewals, replacements, additions, betterments, and improvements thereof, so that at all times, their efficiency shall be fully preserved and maintained.

(g)	Notice of Default.  Provide Bank with
prompt notice of any Event of Default.

(h)	Maintain Books and Records.  Keep
accurate books and records in accordance with GAAP.



(i)	Expenses of Bank.  Pay all costs and
expenses incurred by Bank in connection with the Loans including but not limited to reasonable attorney fees, credit reports, documentation, searches and filing fees, and costs of environmental investigations, appraisals, surveys and title insurance.

(j)	Maintain Security Interest.  Take all
actions, including but not limited to the execution and delivery of certificates and other documents, reasonably requested by Bank in order to assure Bank that its security interest in the Collateral is not impaired, and that the priority of its security interest in the Collateral is maintained.

(k)	Insure Collateral.  Maintain insurance
against fire, theft, and other casualty on its insurable real and personal property at full re-placement cost; liability insurance against such risks and in such amounts as is customarily maintained by similar businesses; workers' compensation insurance as required under all workers' compensation laws; and any other insurance as may from time to time be reasonably requested by Bank.
Such insurance shall be issued by insurers reasonably satisfactory to Bank, and Borrowers shall deliver certified copies of all such insurance policies to Bank. Prior to Closing, and thereafter as requested by Bank, Borrowers shall deliver to Bank certificates evidencing all such insurance policies, in form and substance satisfactory to Bank, naming Bank as loss payee and additional insured, and providing that the insurer shall not cancel or materially modify the policy without at least thirty (30) days prior written notice to Bank.

(l)	Avoid Liens on Collateral.  Maintain the
Collateral free from all liens and encumbrances except for Permitted Liens.

(m)	Comply with Employment Laws.  Comply with
all applicable federal, state and local laws, ordinances, rules and regulations concerning wage payments, minimum wages, overtime laws, and payment of withholding taxes, and deliver to Bank such reports and information in form satisfactory to Bank as Bank may request from time to time to establish compliance with such laws.

(n)	Discharge Taxes and Assessments.  Duly
pay and discharge or cause to be paid and discharged all taxes, assessments, and other governmental charges imposed upon it and its properties or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies, which if unpaid could become a lien or charge upon its property, except such items as are being in good faith appropriately contested and for which the Borrowers have provided adequate reserves.



(o)	Financial Covenants.  Prior to maturity
(whether at the Stated Maturity Date, upon acceleration or otherwise), NHD shall comply with each of the following financial restrictions:

(i)    Maintain Cash Flow Coverage
(defined as EBITDA divided by the sum of the interest expense and scheduled payments of debt for borrowed money) of at least 1.25 to 1.00, as measured quarterly on a rolling four (4) calendar quarter basis. "EBITDA" means NHD's earnings before interest, taxes, depreciation and amortization, calculated in accordance with generally accepted accounting principles, consistently applied.

(p)	Deposit Accounts.  From and after the
date of Closing, NHD shall maintain its primary depository accounts with Bank and maintain in its demand deposit account with the Bank at least a $125,000 combined minimum balance.

(q)	Insertion Orders.   Include language
substantially similar to the language set forth in Exhibit A as "Insertion Order Insert" into the
Borrowers' insertion orders with media.

(r)	Incur Indebtedness.  Refrain from
incurring any Debt, except Debt owed to the Bank, and except for Debt incurred in the ordinary course of business.

(s)	Distributions to Related Entities.  No
Borrower shall remit any payment of cash, or permit any distribution of assets, to Guarantor or to any entity in which Guarantor, or any equity holder of Guarantor, holds any equity interest, unless consented to in advance, in writing, by Bank.

d)	Section 3(g) is amended and restated to read as follows:

Annual Fee. A loan processing fee in the amount of $325 shall be paid by NHD to Bank on each anniversary of the Closing until the NHD
Loan is repaid in full.

		2.	Amended NHD Note.  The existing NHD Note shall be
surrendered and replaced with an Amended and Restated NHD Note which shall reflect the amendments to the maturity date and interest rate set forth in
Section 1 above.

		3.	Effect of Amendment.  Except as otherwise expressly
provided by this Amendment, all terms and conditions of the Loan Agreement shall remain unchanged, and shall continue in full force and effect. Further, this Amendment shall control over any inconsistent terms and conditions between this Amendment and the Loan Agreement.

		4.	Updating of Representations, Warranties and Covenants.  NHD
and APD hereby certify to Bank that all representations, warranties and covenants made in the Loan Agreement by NHD and APD are true and correct in all respects as of the date of this Amendment, and, except as otherwise provided in this Amendment, NHD and APD have performed in all respects their obligations, agreements and covenants undertaken in the Agreement on or before the date of this Amendment.


		WHEREFORE, the parties have executed this Amendment as of the date first written above.


FIFTH THIRD BANK

     		By /s/ Frederick C. Lake
Frederick C. Lake
Its: Vice President
                                                                  BANK

NATIONAL HOME DELIVERY, INC.

By /s/ Phillip D. Miller
					                  Phillip D. Miller
Its: President
BORROWER



ALTERNATE POSTAL DIRECT, INC.

By /s/ Phillip D. Miller
					                  Phillip D. Miller
Its: President
BORROWER






CONSENT OF GUARANTOR

		The undersigned Guarantor hereby consents to all terms and conditions of this Amendment, and further affirms its continuing guaranty, as provided in that Continuing Unconditional Guaranty issued by Guarantor in favor of Bank, dated March 12, 2002.

WITNESSES:				GUARANTOR:

						ALTERNATE MARKETING NETWORKS, INC.
/s/ Randall D. Byle                 By: /s/ Phillip D. Miller
							Phillip D. Miller
							President

/s/ Frederick C. Lake

						Address:

						One Ionia, S.W.
						Suite 520
						Grand Rapids, Michigan 49503


Exhibit 10.9

                              AMENDED AND RESTATED
                              REVOLVING LOAN NOTE

	Grand Rapids, Michigan
$1,000,000.00	April 29, 2003


     On May 1, 2004 (the "Stated Maturity Date"), National Home Delivery, Inc., an Illinois corporation ("Borrower") for value received, promises to pay to the order of Fifth Third Bank, a national banking association ("Bank") at its offices located at 111 Lyon Street, N.W., Grand Rapids, Michigan, the principal sum of One Million Dollars ($1,000,000.00), or such other amount as is reflected upon the books and records of the Bank, with interest thereon until paid, plus all of the Bank's expenses (including reasonable attorney's fees and court costs) incurred in the enforcement and collection of this Note. This Note amends, restates and replaces that Note dated March 12, 2002 in the original face amount of $1,000,000 from Borrower to Bank. Capitalized terms not otherwise defined in this Note shall be defined as provided in that Loan Agreement dated March 12, 2002 as amended as of April 29, 2003, by and among Borrower, Alternate Postal Direct, Inc., a Michigan corporation, and Bank ("Loan Agreement").

     From the date of this Note until maturity (whether at the Stated Maturity Date, upon acceleration, or otherwise), Borrower agrees to pay interest on the outstanding principal balance of this Note at a rate equal to the Bank Prime Rate plus one hundred (100) basis points (the "Loan Rate"). The "Bank Prime Rate" shall mean the fully-floating daily variable rate of interest determined and announced by the Bank from time to time as its prime lending rate (without reference to the prime or base rate of any other financial institution). This rate is not necessarily the lowest rate of interest charged by the Bank to any of its customers. The rate is an index and the actual rate charged to any borrower for a specific loan may be above or below that index. The Loan Rate shall change automatically with any change in the Bank Prime Rate.

     Interest shall be payable on the first Business Day of each month during the term of this Note. Interest payments shall be automatically debited from account number ___________ on the first day of every month beginning May 1, 2003 and continuing monthly thereafter. Interest shall be computed for the actual number of days elapsed on the basis of a year consisting of 360 days. Interest hereunder shall begin to accrue on the date of the first advance made by the Bank. Interest on all advances shall be computed from the respective dates thereof until the same are paid in full. The principal payable hereunder at any given date shall be equivalent to all advances made by the Bank to or at the request of Borrower as of that date less principal payments previously received by the Bank. Advances hereunder shall be made at the sole discretion of the Bank, and Bank shall not have any obligation whatsoever to make any such advances.

     The outstanding principal balance of this Note may be prepaid at any
time without premium or penalty.   Principal amounts prepaid shall be made
available for re-borrowing by Borrower in accordance with the terms and conditions of the Loan Agreement.

     At the Bank's option, upon occurrence of a default under this Note or any other agreement with the Bank, Borrower shall pay interest on the unpaid principal balance of this Note at the then applicable rate of interest plus two percent (2%) per annum effective from and after the date of occurrence of the default which is not cured or waived within the appropriate grace period, if any.

     In the event that any payment is not paid when due, Borrower shall pay to the Bank a late penalty equal to the greater of $50.00 or 1/10th of 1% of the then outstanding principal balance of this Note to compensate Bank for its administrative costs in collecting and processing the late payment.

     Notwithstanding any provision of this Note to the contrary, all accrued interest and outstanding principal shall become due and owing on May 1, 2004.

     Borrower does hereby pledge to the Bank all deposits and other property of Borrower now or hereafter in the possession, custody or control of Bank for any purpose, and does hereby grant to Bank as security for the Note the collateral described in the Security Agreement of even date from Borrower to the Bank, as well as any other security agreement, mortgage, document or loan agreement executed at any time by Borrower and delivered to the Bank (collectively, the "Collateral") as security for the payment of this Note and for the payment of all other liabilities, whether direct or indirect, absolute or contingent, now or hereafter existing, due to become due, several or otherwise, of Borrower to the Bank (collectively, the "Indebtedness"). Collateral securing other obligations of Borrower to Bank may also secure this Note. The surrender of this Note upon payment or otherwise shall not affect the right of Bank to retain the Collateral as security for any Indebtedness.

     Subject to any applicable grace periods, upon default in payment of this Note, a default in payment of any Indebtedness of Borrower to Bank, or an Event of Default under the Loan Agreement, it is agreed that the Bank may exercise all rights and remedies available to it under any security agreement, mortgage, loan agreement or document relating to or otherwise securing any of the Indebtedness, or which may be available to Bank under the Uniform Commercial Code as in effect in the State of Michigan or other applicable law. Delay or forbearance by the Bank in the exercise of any right granted hereunder shall not operate as a waiver thereof.

     All loan advances to Borrower shall be evidenced by this Note. A separate note will not be required of Borrower upon each advance; rather the Bank shall establish a "Loan Account" for Borrower upon the records of Bank on which will be recorded as debits loan advances to Borrower and as credits all payments made by Borrower on this Note. Records prepared by the Bank in the ordinary course of business shall be evidence of the dates and amounts of disbursements, payments, interest rates and applicable effective dates thereof.

     Loan advances to Borrower may be made by the Bank upon the written request of those officers or agent of Borrower duly authorized by appropriate resolution or partnership agreement of Borrower on file with the Bank. No loan advance shall be permitted in an amount less than $5,000. Loan advances shall be made in the Bank's discretion. The Bank is also authorized and directed to accept telephonic instructions from authorized officers of Borrower to make further advances for credit to Borrower's checking account.

     It is agreed that the Bank shall have the right at all times to hold or apply its own indebtedness or liability to Borrower as security for, or in payment of, this Note either before or after its maturity, or in payment of the Indebtedness. This Note shall be governed by the laws of the State of Michigan, without regard to its conflict of laws principles.

     Borrower hereby waives presentment, demand, protest and notice of dishonor and agrees that Borrower shall not be released or discharged by reason of any extension, indulgence or release given to any person, or by the Bank's release, sale or non-action with respect to the Collateral or any guaranty or other undertaking securing this Note. If this Note is not dated when executed by Borrower, Bank is hereby authorized, without notice to Borrower to date this Note as of the date when the principal balance hereunder has been advanced to Borrower in whole or in part. Borrower acknowledges receipt of a fully completed copy of this Note.


ADDRESS:                                        BORROWER:

428 E. State Pkwy. 					NATIONAL HOME DELIVERY, INC.
Suite 226
Schaumburg, Illinois 60173				By  /s/ Phillip D. Miller
								Phillip D. Miller
								Its: President


Accepted as to form and Substance:

FIFTH THIRD BANK

By  /s/ Frederick C. Lake
	Frederick C. Lake
	Vice President


Exhibit 10.15

ADDENDUM TO MASTER PURCHASE AND SALE AGREEMENT

DISCOUNT RATE SCHEDULE



Effective Date:

Factor shall advance up to seventy (70%) of the face amount of each Accounts Receivable.

Factor's discount rate shall be on and on half percent (1.50%) of the face amount of each Accounts Receivable for ninety days (90). The principal amount of any such advance shall bear interest at a fluctuating annual rate from the date of such advance until collection, the annual rate shall be the prime commercial rate of interest ("prime rate") established from day to day by Bank of America, Inc., for short term unsecured loans to substantial borrowers. Any invoices refactored, with the express consent of Accord Financials, Inc., shall bear a factoring fee of 3.0% for each 30 day period.


It is further understood and agreed that hr maximum amount outstanding in Accounts Receivable at any one time shall not exceed $750,000.00

This schedule may be amended at any time by mutual consent of Factor and Seller. Such amendment shall be in writing and shall be effective as to any Accounts Receivable purchased thereafter.

Accord Financial, Inc.
Factor
By:/s/M Rettig
Date:  4/29/03

Hencie Consulting Services, Inc.
Seller
By:/s/Adil Khan
Date:  4/29/03

Note: The above contract change shall be effective upon the occasion of the initial funding by Accord Financial, Inc., to Alternate Postal Direct, Inc.


Exhibit 10.16

MASTER PURCHASE AND SALE AGREEMENT


     THIS MASTER PURCHASE AND SALE AGREEMENT (the "Agreement") is executed by and between ACCORD FINANCIAL, INC., a Delaware corporation, having a mailing address at P.O. Box 6704, Greenville, South Carolina, 29606, (hereinafter referred to as "Factor") and ALTERNATE POSTAL DIRECT, INC., a MICHIGAN corporation, located at 12495 34TH STREET NORTH, UNIT D, ST. PETERSBURG, FL 33716 (hereinafter referred to as "Seller"). Seller and Factor agree to the following terms and conditions:

  1. Purchase and Sale of Accounts Receivable. For the consideration hereinafter set forth and subject to the terms and conditions contained herein, Seller hereby agrees to sell, transfer, convey, assign and deliver to Factor as absolute owner thereof, and Factor hereby agrees to purchase and receive from Seller all of Seller's right, title and interest in and to certain accounts receivable arising from the furnishing of materials or the rendering of labor by Seller in Seller's ordinary course of business. For all purposes hereof, the term "Accounts Receivable" is intended to mean and include each account created as a result of the sale of goods and/or services furnished pursuant to and in compliance with a contract between Seller and its customers, and all accounts as defined under the Uniform Commercial Code of South Carolina as in effect from time to time. In addition to the Accounts Receivable purchased, Seller shall be deemed to have sold and assigned all incidental rights with respect thereto, including any guarantees.

  2. Sale Procedure. Upon Seller's submission of any Account Receivable to Factor for purchase, Seller shall execute for each such Account Receivable or group of Accounts Receivable, an Invoice Control Record in the form annexed hereto or as may be modified from time to time by Factor, which identifies and describes the Accounts Receivable being offered for purchase and the total face amount of such Accounts Receivable. Each Account Receivable offered for sale to Factor shall be evidenced by an identical duplicate written invoice or other such equivalent document(s) as Factor may require from time to time, together with supporting documentation, including, but not limited to, the contract referencing the sale of goods and/or services furnished and any modification(s) or amendment(s) thereto and any such other documentation which may be requested by Factor. The decision to accept or reject any Account Receivable offered for sale shall rest within the sole and exclusive discretion of Factor. Upon receiving notice that Factor accepts for purchase any Account Receivable, Seller shall not vary or seek to modify the terms of the Account Receivable.

3.	Purchase Price and Payment.  In Factor's sole discretion, it may advance the purchase price for Accounts Receivable purchased up to eighty (80%) percent (hereinafter referred to as "Advance") of the face amount of the Accounts Receivable, minus the applicable discount fee and subject to any reserve that Factor, in its sole discretion, may elect to maintain (hereinafter referred to as "Reserve"). As a general rule, Reserves are released upon the request of the Seller or when the Factor's next purchase of Accounts Receivable from Seller is funded, however Factor may increase or decrease the amount of such Reserve at any time and from time to time if it deems it necessary in order to protect its interests: for example, from contingencies, disputes, potential breach of warranties, or the like that may exist or which Factor may reasonably anticipate might arise in the future. Payments received will be credited to specific invoices when credit is given by Factors bank, not to exceed three banking days. The applicable discount fee is calculated based on the discount rate set forth in the Discount Rate Schedule (attached as an addendum hereto and incorporated herein by reference). Nothing contained herein shall be construed as to prohibit Factor from conditioning future purchases on Seller's agreeing to modification(s) of the Discount Rate Schedule. It is the intention of the parties hereto that the transactions contemplated hereby shall constitute a purchase of accounts under the Uniform Commercial Code of South Carolina.

4. Notice of Assignment. Upon Seller's execution of this Agreement, Seller shall notify each customer (hereinafter referred to as "Account
Debtor") of the contemplated sale by insuring that each invoice bears the following language, conspicuously placed, which language may be modified or amended at Factor's request from time to time:

This invoice has been assigned, sold and is payable only to Accord Financial, Inc. In the event of any dispute as to quantity, quality or otherwise, notification must be given to Accord Financial, Inc., in writing, within five (5) days of receipt of goods or rendition of services.

Seller agrees to use its best efforts to assist Factor in procuring the Account Debtor's acknowledgment and acceptance if so requested by Factor. Factor's inability, for whatever reason, to receive Account Debtor's acknowledgment and acceptance may result in the rejection of the Accounts Receivable submitted for purchase or revocation of a conditional approval to purchase Accounts Receivable without any obligation or liability on the part of Factor.

5. Security. In order to secure the payment of all indebtedness and obligations of Seller to Factor, whether presently existing or hereafter arising, Seller hereby grants to Factor a security interest in and lien upon all of Seller's right, title and interest in and to the following, whether now existing or hereafter arising: (a) any and all Reserves and all payments (if any) due or to become due to Seller from the Reserves as well as all monies on deposit, holdbacks and credits, (b) all Accounts, as defined herein below, and general intangibles whether now existing or hereafter acquired or arising, all interest of Seller arising in goods, the sale of which gave rise to any account, (c) all documents, chattel paper, instruments and general intangibles relating to the foregoing, (d) all books and records pertaining to all of the foregoing, including but not limited to computer programs, data and lists, and (e) all proceeds of the foregoing (collectively the "Collateral"). Seller agrees to comply with all appropriate laws in order to perfect Factor's security interest in and to the Collateral, to execute any financing statements, continuations thereof, amendments thereto or additional documents as Factor may require. The occurrence of any Event of Default shall entitle Factor to all of the default rights and remedies (without limiting the other rights and remedies exercisable by Factor either prior or subsequent to an Event of Default) as available to a secured party under the Uniform Commercial Code in effect in any applicable jurisdiction. Account(s) is intended to include "accounts" as defined in the Uniform Commercial Code of South Carolina, as in effect from time to time, and to mean a right to payment of a monetary obligation, whether or not earned by performance, (i) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (ii) for services rendered or to be rendered, The terms "general intangibles", "goods", and "proceeds" shall have the meaning given thereto in the Uniform Commercial Code of South Carolina. Factor shall have the rights and remedies provided in this Agreement and in accordance with general law. The security interest and lien granted in this paragraph shall remain in full force and effect until all the Accounts Receivable purchased hereunder are paid in full and all obligations owed Factor are satisfied. The rights assigned do not constitute any obligation being assumed by Factor. Seller agrees to execute and deliver, without delay, any document or take any action requested by Factor to protect Factor's interest in the purchased Accounts Receivable or to perfect the assignment thereof. Seller hereby agrees that until all Accounts Receivable have been paid in full to Factor, Seller shall not permit any liens on any of the Collateral, except those in favor of Factor, nor will Seller sell or transfer any of the Collateral to any third party.

6. Seller's Representations. As an inducement for Factor to purchase Accounts Receivable from Seller, Seller hereby represents, warrants and covenants to Factor that, and furthermore, acknowledges that, each such representation, warranty and covenant shall be made at any and every time any Account Receivable is offered to Factor for sale that:

(a)	If Seller is a legal entity, it is duly organized and existing under the laws of Michigan and is duly qualified, properly licensed, and in good standing in such state and every other state in which it is doing business, and the execution, delivery and performance of this Agreement are within its corporate powers and have been duly authorized as evidenced by the Corporate Resolution attached hereto, and are not in contravention of any law or the powers of its charter, bylaws, articles of acquisition, partnership agreement, or other incorporation papers, or of any indenture, agreement or undertaking to which Seller is a party or by which it is bound.

(b)	If Seller is operating under a trade or assumed name, said name has been filed with the proper authorities and each name has been provided, in writing, to Factor.

(c)	Seller has good, clear and undisputed exclusive title to the
Accounts Receivable offered for sale to Factor hereunder, and such sale will vest absolute ownership to such Accounts Receivable in Factor, free and clear of any lien, encumbrances, claims or security interest of any kind or nature.

(d)	Each Account Receivable sold and assigned to Factor shall be an
Account Receivable based upon a bona fide sale and the delivery and acceptance of merchandise or performance of services by Seller to an Account Debtor and shall be an unconditional, valid and enforceable obligation of the Account Debtor, with no claim, offset, allowance, discount, deduction, dispute, contingency or counterclaim, which could reduce the amount of such Account Receivable, affect the validity thereof, or hinder Factor's ability to collect or receive payment of the full face amount of said Account Receivable.

(e)	All information furnished by Seller to Factor , including, but not limited to, past histories of the payment of Account Debtors, and any and all information given to Factor in connection with the Accounts Receivable, is true, complete and accurate, and contains no material omissions, misstatements or misrepresentations.

(f)	Seller is the sole and absolute owner of any other property in which Factor is given a security interest and has good right and authority to grant a security interest to Factor in such Collateral and there is no presently outstanding adverse lien, security interest or encumbrance in or on the Collateral or proceeds and there is no financing statement covering the Collateral or proceeds on file in any public office except as shown on the exhibit attached hereto.

(g)	All financial records (including, but not limited to, balance sheets, income statements, federal income tax returns, and Accounts Receivable agings, listing or reports) which may have been or may hereafter be furnished to Factor by Seller to induce Factor to enter into this Agreement or to purchase Accounts Receivable, shall fairly and accurately represent the financial conditions and operating results of Seller as of the dates or for the periods stated thereon. Such financial records shall be accurate and correct in all material respects and complete insofar as necessary to give Factor a true and accurate knowledge of the subject matter.

(h)	All Accounts Receivable sold by Seller to Factor shall be
properly reflected on the books of Seller.

(i)	If Seller should change the location of the principal office or the offices wherein the books and records of Seller are kept, Seller shall notify Factor immediately in writing of such change.

7.  Recourse To Seller.    Under the circumstances set forth herein,
Factor may, in its sole discretion, require Seller to take any or all of the actions provided for below. The provisions of this Section are cumulative to and may be exercised concurrently with any other rights, powers or remedies of Factor.

(a) In the event an Account Receivable purchased by Factor is not paid in full by the Account Debtor for any reason (or for no reason), on or before the date when due in accordance with its terms, or in the event an Account Debtor objects to the quality of property sold or services performed by Seller, or rejects or fails or refuses to accept or receive any property or services represented by any Account Receivable purchased by Factor, or if any such property is rerouted or reconsigned, Factor may require the Seller to promptly repurchase such Account Receivable from Factor (i) by payment to Factor of the amount represented by Factor to be owing on such Account Receivable or (ii) by providing Factor with another Account Receivable acceptable to Factor in its sole discretion with a face value equal to or exceeding the face value of the unpaid Account Receivable (the "Replacement Account") in substitution therefor or (iii) by Factor charging Seller's Reserve. The method of repayment or replacement shall be determined by Factor in its sole discretion. If Seller provides Factor with an acceptable Replacement Account, Factor shall transfer all of its right, title and interest in such unpaid Account Receivable to Seller.

(b) In the event an Account Debtor suspends business, requests a general extension of time within which to pay debts or makes an assignment for the benefit of creditors, or if a petition in bankruptcy for liquidation or reorganization under the Bankruptcy Code, or a similar petition under state law, is filed by or with respect to an Account Debtor, a creditor's committee is appointed with respect to an Account Debtor, or if an event occurs amounting to a general business failure of an Account Debtor, Factor may require that Seller promptly repurchase from Factor all Accounts Receivable on which such account debtor is obligated (i) by payment to Factor of the amount represented by Factor to be owing on such Accounts Receivable or (ii) by providing Factor with Replacement Accounts in substitution therefor or (iii) by Factor charging Seller's Reserve.

(c)	Without limiting the generality of subsection (a) above, in
the event any Account Receivable purchased by Factor has not been paid in full to Factor for any reason (or no reason) (the "Aged Account") within ninety (90) days after the date of the invoice representing the Account Receivable (the "Maximum Discount Period"), Factor may require that Seller promptly repurchase such Aged Account from Factor (i) by payment to Factor of the amount represented by Factor to be owing on such Aged Account, or (ii) by providing Factor with a Replacement Account in substitution therefor or (iii) by Factor charging Seller's Reserve.

(d)	Without limiting the generality of any other provision of
this Section, in the event that Factor in its sole and absolute discretion determines that any Account Receivable is or has become uncollectable (a "Worthless Account"), Factor may require that Seller promptly repurchase such Worthless Account from Factor (i) by payment to Factor of the amount represented by Factor to be owing on such Worthless Account, or (ii) by providing Factor with a Replacement Account in substitution therefor or (iii) by Factor charging Seller's Reserve.

8. Power of Attorney. In order to carry out the intention of the parties hereto, Seller hereby irrevocably appoints Factor, or any person designed by Factor, as its attorney in fact, which agency is coupled with an interest and which appointment shall be irrevocable until all obligations Seller owes Factor are satisfied, with the express authority to (i) sign and endorse on behalf of Seller all checks, drafts and other forms of payment received by Factor, waiving any notice of presentment and dishonor, whether or not said checks represent payment on purchased Accounts Receivable, (ii) receive, open and dispose of Seller's mail received at Factor's address, (iii) strike out Seller's address on any billing or statement sent to an Account Debtor and substitute Factor's address, (iv) in Seller's name demand, sue for, collect and give releases for any and all monies due on or to become due on purchased Accounts Receivable, (v) compromise, prosecute, or defend any and all things necessary and proper to carry out this Agreement, specifically including, but not limited to, executing any documents necessary to perfect or continue the perfection of the security interest granted herein.

9.	Payments Received by Seller.  Should Seller receive payment of all or any portion of an Account Receivable sold pursuant to this Agreement, Seller shall immediately notify Factor of the receipt of the payment, hold said payment in trust for Factor separate and apart from Seller's own property and funds, and shall deliver said payment to Factor without delay in the identical form in which received. Should Seller receive a check or other instrument of payment representing payment of amounts due to both Factor and Seller, Seller shall surrender said check or payment instrument to Factor. Should Seller receive a check or other instrument of payment representing payment of amounts due Factor and fail to surrender to Factor said check or payment instrument within five (5) business days, Seller shall be deemed to have committed a material default in this Agreement. In addition to all other damages to which Factor shall be entitled, Factor shall be entitled, in the event Seller violates its obligations under this paragraph, to charge Seller a misdirected payment fee equal to ten (10%) percent of the amount of the payment instrument or One Thousand Dollars ($1,000.00) whichever is greater, to compensate Factor for the additional administrative expenses that are likely to be incurred as a result of a breach. In the event any merchandise, the sale of which gave rise to an Account Receivable purchased by Factor, is returned to or repossessed by Seller, such merchandise shall be held by Seller in trust for Factor, separate and apart from Seller's own property and subject to Factor's sole direction and control.

10.	Default.  The term "Event of Default" as used in this Agreement shall mean the occurrence of any of the following events:

(a)	The failure of Seller to punctually and properly observe, keep or perform any covenant, agreement or condition herein required to be observed, kept or performed; or required under any other agreement or contract that may be executed between Seller and Factor.

(b)	A representation or warranty made by Seller in this Agreement shall prove to be untrue or incorrect or any financial statement or other statement purporting to represent the financial condition of Seller proves to be false or incorrect.

(c)	The failure of Seller to, within two (2) business days, deliver to
Factor a remittance received by Seller in payment of a purchased
Account Receivable.

(d)	The failure of Seller to pay any indebtedness owed by Seller to
Factor whether or not said indebtedness arises hereunder or under some other agreement or contract by and between Seller and Factor.

(e)	The appointment of a receiver or trustee for Seller.

(f)	Seller becomes insolvent, is unable to pay its debts as they mature or makes an assignment for the benefit of creditors.

(g)	Seller is adjudicated a debtor in bankruptcy or requests, either by way of petition or answer, that Seller be adjudicated a bankrupt or that Seller be allowed or granted any composition, reassignment, extension, reorganization or other relief under any bankruptcy law or any other law for the relief of debtors now or hereafter existing.

(h)	An involuntary petition in bankruptcy is filed by or against
Seller or any guarantor.
(i)	A levy(s) or notice(s) of attachment, execution(s), tax lien(s) or assessment(s) or similar process is issued against Seller or the Collateral.

(j)	The dissolution of Seller.

(k)	The death or incompetency of any guarantor of Seller's obligation.

(l)	Factor has reasonable grounds to deem itself insecure.

(m)	Until full payment and performance of all obligations of Seller under the Agreement, Seller will notify in writing to Factor within 15 days of any changes of name, dba, place of business, state of incorporation or corporate status.

11.	Remedies Upon Default.  Upon the occurrence of an Event of
Default, Factor may resort to any one or more of the following remedies. The employment of any particular remedy shall not prevent the concurrent or subsequent employment of any other appropriate remedy or remedies:

(a)	Declare any indebtedness secured hereby immediately due and payable.

(b)	Exercise its rights as a secured party and enforce the security interest granted hereunder pursuant to applicable law, including, but not limited to, the right of Factor to establish contact with and instruct any and all of Seller's customers to remit payment(s) due or to become due arising from the sale of merchandise or rendering of services directly to Factor at Factor's address, whether or not said payments relate to Accounts Receivable purchased by Factor hereunder. Furthermore, Factor shall have the right to establish contact with and instruct any other party from whom Seller may be entitled to receive monies now due or to become due in the future to remit said monies to Factor at Factor's address. In the event Factor deems it necessary to seek equitable relief, including, but not limited to, injunctive or receivership remedies, as a result of Seller's default, Seller waives any requirement that Factor post or otherwise obtain or procure any bond. Seller also waives any right to attorney's fees or costs in the event any equitable relief awarded is thereafter, for whatever reason(s), vacated, dissolved or reversed.

(c)	Immediately terminate this Agreement as to future transactions, without affecting the rights and obligations of the parties occurring with respect to prior transactions.

(d)	Enter the premises of Seller and take possession of the Collateral and of records pertaining to the Accounts Receivable and the Collateral.

(e)	Grant extensions, compromise claims and settle Accounts Receivable for less than face value, all without prior notice to or authority of Seller, except as granted herein.

(f)	Exercise all other rights conferred by law or equity or under this
Agreement and resort to any remedy existing at law or in equity for the collection of any indebtedness secured hereby and for the enforcement of the covenants and agreements contained herein.

  12. Financial Statements. Seller agrees to keep proper books of record in accordance with generally accepted accounting principles and practices, which books shall at all times be open to inspection by Factor. In addition, Seller shall furnish Factor upon request any prior or current income statement, balance sheet, tax return and report, along with any other supplementary financial information requested. Factor shall have the right, at all times during normal business hours, without prior written notice, to examine and make extracts from all books and records of Seller.

  13.	Reimbursable Expenses.  In the course of performing its functions with respect to the investigation, approval, purchase and collection of Accounts Receivable purchased from or offered for sale by Seller, Factor may incur routine and/or extraordinary expenses, including, but not limited to, one-time set up charges, long distance telephone, postage over and above first class mail postage, photocopies, credit research, credit report preparation, trade credit report preparation, wire transfers, overnight mail delivery, courier delivery, check certification, UCC search and filing fees, other lien search fees, facsimile transmissions, auditing and legal fees, all of which shall be reimbursed to Factor by Seller upon demand or deducted from the proceeds payable on a purchased Account Receivable.

  14.	Account Debtor Claims.  Seller shall notify Factor of the assertion of any claim, including any defenses, dispute or offset by an Account Debtor with respect to an Account Receivable purchased by and assigned to Factor or the merchandise or service relating thereto within twenty four (24) hours after receiving such information, and subject to Factor's approval Seller may at its own expense, settle all such claims. Factor may, in its sole discretion, opt to settle any Account Debtor claim directly with the Account Debtor involved, at the Seller's expense, upon such terms as Factor may deem advisable at which time Seller shall cease any communications with the respective Account Debtor. In the event of any Account Debtor claim or breach by Seller of any representation hereunder as to an Account Receivable purchased by and assigned to Factor, Seller shall pay the unpaid balance of said Account Receivable in accordance with the provision of paragraph 7 above. In the event Factor exercises its right to settle and compromise Account Debtor claims, Seller hereby specifically agrees to the terms, conditions and provisions of any and all settlements, compromises and other agreements, oral or written, entered into by Factor and Factor shall be deemed authorized to execute all releases, settlements or compromise agreements, and receive, for and in Seller's name, all money and property that Factor may receive in settlement, release or compromise of Account
Debtor claims. The foregoing is discretionary upon the part of Factor and Seller shall have no right to demand or require Factor's exercise of the
aforesaid rights.   Notwithstanding delivery of such notice, Factor's failure
to agree shall not otherwise adversely affect any right(s) of Factor or Seller's waiver(s) herein.

  15.	Attorney's Fees.  In the event that Factor retains counsel for the purpose of enforcing any rights inuring to Factor arising out of the relationship between Seller and Factor and this Agreement, Seller agrees to pay all reasonable attorney's fees, courts costs and expenses incurred by Factor or its counsel at all trial and/or appellate levels. Seller also acknowledges that Factor may charge and/or setoff against Seller's Reserve all such fees and costs as they are incurred. Notwithstanding the existence of any law, statute, rule, or procedure in any jurisdiction which may provide Seller with a right to attorney's fees or costs, Seller hereby waives any and all rights to hereafter seek attorney's fees or costs thereunder and Seller agrees that Factor exclusively shall be entitled to indemnification and recovery of any and all attorney's fees or costs in respect to any litigation based hereon, arising out of, or related hereto, whether under, or in connection with, this and/or any agreement executed in conjunction herewith, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of either party.

  16.	Notice.  Except for routine day to day business communications, any notice or communication required hereunder shall be in writing and given by personal delivery or delivery service or sent by regular, registered, or certified mail, postage prepaid to the addressee at the address shown below or at the most current address that the party has from time to time designated in writing.

  17.	Term.  This Agreement shall be effective from the date hereof and shall continue in full force and effect for a period of one (1) year and shall be deemed renewed from year to year thereafter unless terminated by Seller by delivery of written notice of termination, by registered or certified mail, not less than thirty (30) days prior to the last date of the then current term. Factor or Seller shall be entitled to terminate this Agreement at any time by giving thirty (30) days prior written notice. In addition, Factor shall have the right for any reason or no reason to terminate this Agreement at any time without prior written or oral notice upon the occurrence of an Event of Default. Upon the effective date of termination, all of Seller's obligations, whether incurred under this Agreement or any amendment or supplement thereto or otherwise, shall become immediately due and payable without notice or demand. Notwithstanding any termination, until all of Seller's obligations of every nature whatsoever shall have been fully paid and satisfied, Factor shall retain Factor's security interest in and title to all existing and future Accounts Receivable and other Collateral held by Factor hereunder. Until final termination following the notice thereof, Seller shall continue to offer all Accounts Receivable to Factor and Factor shall be under no obligation to make any further Advances or purchase any Account Receivable with respect thereto. In addition, any termination of this Agreement shall not serve to release any security interest granted herein until all Accounts Receivable purchased hereunder and all indebtedness of Seller to Factor have been paid in full nor shall such termination affect any of the obligations incurred by the parties hereto.

  18.	Indemnification. Seller agrees to promptly and immediately upon demand indemnify, defend and save Factor harmless from and against any and all liability, claims, suits, demands, damages, judgments, costs, interest and expenses (including, but not limited to attorney's fees and costs) to which Factor may be subject or suffer by reason of any liability or claim arising or resulting from Seller's acts or omission to do any act. This paragraph 18 shall survive termination of this Agreement.

  19.	Binding on Future Parties.  The terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assigns.

  20.	No Waiver.  Failure by Factor to exercise any of Factor's rights or remedies hereunder shall not be deemed to be a waiver by Factor of such or any other rights or remedies, nor in any manner impair the subsequent exercise of the same or any other rights or remedies, and any waiver by Factor of any default hereunder shall not constitute a waiver of any subsequent default.

  21.	Severability.  Each and every provision, condition, covenant and representation contained in this Agreement is and shall be construed to be a separate and independent covenant and agreement. In the event any term or provision of this Agreement shall to any extent be declared illegal, contrary to law, invalid or unenforceable, the remainder of this Agreement shall not be affected thereby and this Agreement shall continue in full force and effect as though such term or provision had not been incorporated herein.

  22.	Miscellaneous.

(a)	This Agreement is deemed made and shall be governed,
interpreted and construed in accordance with the laws of the State of South Carolina.

(b)	Factor's books and records shall be admissible in
evidence without objection as conclusive evidence of the status of the Accounts Receivable between Factor and Seller. Each statement, report, or accounting rendered or issued by Factor to Seller shall be deemed conclusively accurate and binding on Seller unless within fifteen (15) days after the date of issuance Seller notifies Factor to the contrary by registered or certified mail, setting forth with specificity each reason why Seller believes such statement, report, or accounting or any portion thereof is inaccurate, what Seller believes to be correct amount(s) therefor, and supplies detailed, written support for its objection(s). Seller's failure to receive any monthly statement shall not relieve it of the responsibility to request such statement and Seller's failure to do so shall nonetheless bind Seller to whatever Factor's records would have reported.

(c)	Seller may not assign this Agreement or any of Seller's
rights hereunder to any person without Factor's prior written consent and this Agreement shall be deemed to be one of financial accommodation and not assumable by any debtor, trustee or debtor-in-possession in any bankruptcy proceeding without Factor's express written consent and may be suspended in the event a petition in bankruptcy is filed by or against Seller.

(d) 	Each of the parties to this Agreement expressly submits and
consents to the exclusive jurisdiction of the state and federal courts of the State of South Carolina or, at Factor's sole and exclusive discretion, the courts of the state in which Seller resides, and agrees that if suit be filed in South Carolina, venue shall lie exclusively in the County of Greenville, South Carolina with respect to any controversy arising under, out of, or relating to, this Agreement, any amendment or supplement thereto or to any transactions in connection therewith whether asserted by way of claim, counterclaim, cross claim or otherwise.

Seller expressly authorizes Factor to access the systems of and/or communicate with any shipping or trucking company in order to obtain or verify tracking, shipment or delivery status of any merchandise regarding an Account Receivable.

(e)	Seller acknowledges that there is no, and it will not seek or attempt to establish any, fiduciary relationship between Factor and Seller, and Seller waives any right to assert, now or in the future, the existence or creation of any fiduciary or joint venture relationship between Factor and Seller in any action or proceeding (whether by way of claim, counterclaim, crossclaim or otherwise) for damages.

(f)	No failure or delay by Factor in exercising any of
Factor's powers or rights hereunder, or under any present or future supplement hereto or under any other agreement between Factor and Seller shall operate as a waiver thereof; nor shall any single or partial exercise of any such power or right preclude other or further exercise thereof or the exercise of any other right or power. Factor's rights, remedies and benefits hereunder are cumulative and not exclusive of any rights, remedies or benefits which Factor may have. No waiver by Factor of any provision hereunder shall be deemed to extend to any other provision hereunder.

(g)	This Agreement is a complete and final agreement, reflects
Seller's and Factor's mutual understanding, supersedes any prior agreement or understanding between the parties, and may not be modified or amended orally. We acknowledge that, but for the promises and representations expressly contained in this Agreement, no other promise or representation of any kind has been made to induce either to execute this Agreement. Furthermore, Seller and Factor acknowledge that if any such promise or representation has been made, neither has relied, nor shall either be entitled to rely, upon any such promise or representation in deciding to enter into this Agreement.

(h)	In the event Seller's principals, officers or directors form a new entity, whether corporate, partnership, limited liability company or otherwise, similar to that of Seller during the term of this Agreement or merge into any other entity (regardless of whether Seller is the surviving entity), such entity shall be deemed to have expressly assumed the obligations due Factor by Seller under this Agreement. Upon the formation of any such entity, Factor shall be deemed to have been granted an irrevocable power of attorney with authority to execute, on behalf of the newly formed successor business, a new UCC-1 or UCC-3 financing statement and have it filed with the appropriate secretary of state or UCC filing office. Factor shall be held-harmless and be relieved of any liability by Seller or such new entity as a result of Factor's filing any UCC financing statement or the resulting perfection of a lien in any of the successor entity's assets. In addition, Factor shall have the right to notify the successor entity's account debtors of Factor's lien rights, its right to collect all Accounts, and to notify any new lender who has perfected a lien in such successor entity's assets.

       (i) Seller acknowledges that Factor may obtain financing from Bank of America, N.A., and in connection herewith: (a) consents to Factor's granting Bank of America, N.A., a security interest in all of it's rights under Agreement, the documents executed in connection therewith and all collateral thereunder: and (b) agrees that Bank of America, N.A., shall be beneficiary of all its representations, warranties and covenants in this Agreement and may exercise any power of attorney given Seller to Factor under this Agreement or otherwise.

             (j) Seller and Factor hereby irrevocably waive any right either may have to a trial by jury in respect of any litigation directly or indirectly at any time arising out of, under or in connection with this Agreement or any transaction contemplated hereby or associated herewith. Seller irrevocably waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any such litigation any special, exemplary, punitive or consequential damages, or damages other than, or in addition to, actual damages. Seller certifies that no party hereto nor any representative or agent or counsel for any party hereto has represented, expressly or otherwise, or implied that such party would not, in the event of litigation, seek to enforce the foregoing waivers. Seller acknowledges that Factor has been induced to enter into this Agreement and the transactions contemplated hereby, in part, as a result of the mutual waivers and certifications contained in this paragraph.


  23.	Paragraph Headings.  The paragraph headings contained in this Agreement are for convenience only and shall in no way enlarge or limit the scope of meaning of the paragraphs hereof.
SELLER
ALTERNATE POSTAL, DIRECT, INC.

By: /s/ Sandra J. Smith

Title: Secretary/Treasurer

Executed this 30th day of April, 2003.

This counterpart constitutes an original counterpart for purposes of perfection of a security interest.





STATE OF FLORIDA COUNTY OF PINELLAS

The foregoing instrument was acknowledged before me this 30th day of April, 2003, by Driver License, S530-790-58-955-0 of Florida, on behalf of the Corporation. He is personally known to me or who provided Driver License as identification.

/s/ Alvaro B. Muriel
Notary Public



ACCORD FINANCIAL, INC.

By: /s/ M. Rettig

Title: VP

Executed this 30th day of April, 2003.


Exhibit 10.17

ADDENDUM TO MASTER PURCHASE AND SALE AGREEMENT
DISCOUNT RATE SCHEDULE


Effective Date:
Factor shall advance up to eighty (80%) of the face amount of each Account Receivable, less than 90 days old.

Factor's discount rate shall be one and one half percent (1.50%) of the face amount of each Account Receivable for ninety days (90). The principal amount of any such advance shall bear interest at a fluctuating annual rate from the date of such advance until collection, the annual rate shall be the prime commercial rate of interest ("prime rate") established from day to day by Bank of America, Inc., for short term unsecured loans to substantial borrowers Any invoices refactored, with the express consent of Accord Financial, Inc., shall bear a factoring fee of 3.0% for each 30 day period.

The minimum aggregate amount to be factored under this Agreement shall be $200,000.00 per quarter. It is further understood and agreed that the maximum amount outstanding in Accounts Receivable at any one time shall not exceed $750,000.00

This schedule may be amended at any time by mutual consent of Factor and Seller. Such amendment shall be in writing and shall be effective as to any Account Receivable purchased thereafter.

Accord Financial, Inc.
Factor

By: /s/ M. Rettig
Date: 4-30-03

ALTERNATE POSTAL DIRECT, INC.
Seller

By: /s/ Sandra J. Smith Sec/Treas.
Date: 4/30/03



Exhibit 23.1

                       INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Alternate Marketing Networks, Inc. (the Company) on Form SB-2 of our report dated March 26, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company's adoption of SFAS No. 142, Goodwill and Other Intangible Assets), appearing in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2002. We also consent to the incorporation by reference of our report dated April 22, 2002 (May 22, 2002, as to second paragraph of Note 4) (which expresses an unqualified opinion and includes an explanatory paragraph concerning substantial doubt about the ability of Hencie, Inc. and subsidiary to continue as a going concern) dated April 22, 2002 (May 22, 2002, as to second paragraph of Note 4) on the consolidated financial statements of Hencie, Inc. and subsidiary, appearing in the Company's Proxy Statement dated July 23, 2002. We also consent to the reference to us under the heading Experts in the Prospectus, which is part of this Registration Statement.




Deloitte & Touche LLP
Dallas, Texas
May 7, 2003


Exhibit 23.2

                    CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form SB-2/A of our report dated March 15, 2002 relating to the financial statements of Alternate Marketing Networks, Inc., as of and for the year ended December 31, 2001, which appear in the Company's Annual Report on Form 10-KSB/A for the year ended December 31, 2002. We also consent to the reference to us under the heading "Experts" in the Prospectus which is part of such Registration Statement.



PricewaterhouseCoopers, LLP
Grand Rapids, Michigan
May 7, 2003




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